UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 14, 2009
Corrections Corporation of America

(Exact name of registrant as specified in its charter)

Maryland	001-16109	62-1763875

(State or other jurisdiction of incorporation)	(Commission File Number)	(Employer Identification No.)
10 Burton Hills Boulevard, Nashville, Tennessee 37215

(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (615) 263-3000
Not Applicable

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.
Corrections Corporation of America, a Maryland corporation (the “Company”), is reissuing its consolidated financial statements as of December 31, 2008 and 2007 and for the three years ended December 31, 2008 to include the reclassification of the 2008, 2007, and 2006 financial information of the 500-bed B.M. Moore Correctional Center in Overton, Texas and the 518-bed Diboll Correctional Center in Diboll, Texas, for which the Company’s management contracts expired and were not renewed, and the 850-bed Queensgate Correctional Facility in Cincinnati, Ohio, for which the existing lease was terminated, as discontinued operations under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 requires that previously issued financial statements presented for comparative purposes be reclassified, if material, to reflect the application of provisions of SFAS 144. In accordance with SFAS 144, the Company has reclassified the 2008, 2007, and 2006 financial information to present the operation of these facilities as discontinued operations.
The reclassification has no effect on the Company’s reported net income available to common stockholders.
“Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein reflects the reclassification of the discontinued operations presentation for these facilities, and updates certain forward looking statements that were made in our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2009 (File No. 001-16109) (the “2008 Form 10-K”). However, the discussion and analysis has not been updated to reflect other events that have occurred subsequent to February 25, 2009. Therefore, this report should be read in conjunction with our current report on Form 10-Q for the quarter ended March 31, 2009.

SELECTED FINANCIAL DATA.
The following selected financial data for the five years ended December 31, 2008, was derived from our consolidated financial statements and the related notes thereto. This data should be read in conjunction with our audited consolidated financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our audited consolidated financial statements, including the related notes, as of December 31, 2008 and 2007, and for the years ended December 31, 2008, 2007, and 2006 are included in this annual report.
CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SELECTED HISTORICAL FINANCIAL INFORMATION
(in thousands, except per share data)

	For the Years Ended December 31,
STATEMENT OF OPERATIONS:	2008	2007	2006	2005	2004

Revenue:
Management and other	$1,581,593	$1,439,826	$1,287,297	$1,150,470	$1,083,287
Rental	2,576	2,399	2,218	2,041	1,933

Total revenue	1,584,169	1,442,225	1,289,515	1,152,511	1,085,220

Expenses:
Operating	1,112,679	1,025,040	937,491	863,439	817,875
General and administrative	80,308	74,399	63,593	57,053	48,186
Depreciation and amortization	90,555	78,396	67,150	59,415	54,203
Goodwill impairment	—	554	—	—	—

Total expenses	1,283,542	1,178,389	1,068,234	979,907	920,264

Operating income	300,627	263,836	221,281	172,604	164,956

Other (income) expense:
Interest expense, net	59,404	53,776	58,783	63,928	69,177
Expenses associated with debt refinancing and recapitalization transactions	—	—	982	35,269	101
Other (income) expense	292	(308)	(260)	263	943

Income from continuing operations before income taxes	240,931	210,368	161,776	73,144	94,735

Income tax expense	(90,933)	(79,367)	(59,455)	(25,389)	(38,122)

Income from continuing operations	149,998	131,001	102,321	47,755	56,613

Income from discontinued operations, net of taxes	943	2,372	2,918	2,367	5,930

Net income	150,941	133,373	105,239	50,122	62,543

Distributions to preferred stockholders	—	—	—	—	(1,462)

Net income available to common stockholders	$150,941	$133,373	$105,239	$50,122	$61,081

(continued)

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
SELECTED HISTORICAL FINANCIAL INFORMATION
(in thousands, except per share data)
(continued)

	For the Years Ended December 31,
	2008	2007	2006	2005	2004
Basic earnings per share:

Income from continuing operations	$1.20	$1.07	$0.86	$0.41	$0.52
Income from discontinued operations, net of taxes	0.01	0.02	0.02	0.02	0.06

Net income available to common stockholders	$1.21	$1.09	$0.88	$0.43	$0.58

Diluted earnings per share:

Income from continuing operations	$1.19	$1.04	$0.84	$0.40	$0.47
Income from discontinued operations, net of taxes	0.01	0.02	0.02	0.02	0.05

Net income available to common stockholders	$1.20	$1.06	$0.86	$0.42	$0.52

Weighted average common shares outstanding:
Basic	124,464	122,553	119,714	115,426	105,178
Diluted	126,250	125,381	123,058	120,846	119,342

	December 31,
BALANCE SHEET DATA:	2008	2007	2006	2005	2004

Total assets	$2,871,374	$2,485,740	$2,250,860	$2,086,313	$2,023,078
Total debt	$1,192,922	$975,967	$976,258	$975,636	$1,002,295
Total liabilities	$1,491,015	$1,263,765	$1,201,179	$1,169,682	$1,207,084
Stockholders’ equity	$1,380,359	$1,221,975	$1,049,681	$916,631	$815,994

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report.
This current report on Form 8-K contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of current or historical fact contained in this annual report, including statements regarding our future financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “projects,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on our current plans and actual future activities, and our results of operations may be materially different from those set forth in the forward-looking statements. In particular these include, among other things, statements relating to:
•	general economic and market conditions, including the impact governmental budgets can have on our per diem rates and occupancy;

•	fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in costs of operations, fluctuations in interest rates and risks of operations;

•	changes in the privatization of the corrections and detention industry and the public acceptance of our services;

•	our ability to obtain and maintain correctional facility management contracts, including as the result of sufficient governmental appropriations, inmate disturbances, and the timing of the opening of new facilities and the commencement of new management contracts as well as our ability to utilize current available beds and new capacity as development and expansion projects are completed;

•	increases in costs to develop or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions, and material shortages, resulting in increased construction costs;

•	changes in government policy and in legislation and regulation of the corrections and detention industry that adversely affect our business including, but not limited to, judicial challenges regarding the transfer of California inmates to out-of-state private correctional facilities; and

•	the availability of debt and equity financing on terms that are favorable to us.
Any or all of our forward-looking statements in this annual report may turn out to be inaccurate. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described in “Risk Factors” disclosed in detail in our 2008 Form 10-K and in other reports we file with the SEC from time to time.
Our forward-looking statements speak only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this report and in the 2008 Form 10-K.

OVERVIEW
We currently operate 64 facilities, including 44 facilities that we own, with a total design capacity of approximately 85,000 beds in 19 states and the District of Columbia. We also own two additional correctional facilities that we lease to third-party operators. We are the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States behind only the federal government and three states. Our size and experience provide us with significant credibility with our current and prospective customers, and enable us to generate economies of scale in purchasing power for food services, health care and other supplies and services we offer to our customers.
We are compensated for operating and managing prisons and correctional facilities at an inmate per diem rate based upon actual or minimum guaranteed occupancy levels. The significant expansion of the prison population in the United States has led to overcrowding in the federal and state prison systems, providing us with opportunities for growth. Federal, state, and local governments are constantly under budgetary constraints putting pressure on governments to control correctional budgets, including per diem rates our customers pay to us. These pressures have been compounded by the severe downturn in the economy, the duration and depth of which are currently unknown. We currently expect the corresponding governmental budgetary challenges that have resulted to impact our operations in 2009. We have recently been requested by certain customers to reduce the per diem rates they currently pay us. As our customers struggle to meet their unprecedented budgetary challenges, we may be requested by additional customers to reduce our existing per diem contract rates, or forego prospective increases to those rates. We are developing plans to help meet our customers’ need for reduced corrections costs and will work to create mutually acceptable solutions tailored to the needs of each customer, while attempting to limit the impact on our margins.
Governments continue to experience many significant spending demands which have constrained correctional budgets limiting their ability to expand existing facilities or construct new facilities. We believe the outsourcing of prison management services to private operators allows governments to manage increasing inmate populations while simultaneously controlling correctional costs and improving correctional services. We believe our customers discover that partnering with private operators to provide residential services to their inmates introduces competition to their prison system, resulting in improvements to the quality and cost of corrections services throughout their correctional system. Further, the use of facilities owned and managed by private operators allows governments to expand prison capacity without incurring large capital commitments required to increase correctional capacity.
We also believe that having beds immediately available to our customers provides us with a distinct competitive advantage when bidding on new contracts. While we have been successful in winning contract awards to provide management services for facilities we do not own, and will continue to pursue such management contracts, we believe the most significant opportunities for growth are in providing our government partners with available beds within facilities we currently own or that we develop. We also believe that owning the facilities in which we provide management services enables us to more rapidly replace business lost compared with managed-only facilities, since we can offer the same beds to new and existing customers and, with customer consent, may have more flexibility in moving our existing inmate populations to facilities with available capacity. Our management contracts generally provide our customers with the right to terminate our management contracts at any time without cause.
As a result of recently completed bed development, we had seven facilities that provided us with approximately 6,200 available beds as of December 31, 2008, including primarily 2,232 beds at our new Adams County Correctional Center in Mississippi, as well as recently completed expansions at three of our Oklahoma facilities, two of our Colorado facilities, and our Tallahatchie County

Correctional Facility located in Mississippi. We expect these expansions to be utilized by a combination of new and existing customers. As a result of demand from both our federal and state customers, the utilization of a significant portion of our available beds, and the expectation of an environment that continues to be constrained with a limited supply of available prison beds, we intensified our efforts to deliver new bed capacity through the development of new prison facilities and the expansion of certain of our existing facilities.
We have previously announced construction of four new facilities to address the demand for prison beds. The Adams County Correctional Center is a 2,232-bed correctional facility in Adams County, Mississippi that was completed during the fourth quarter of 2008. The La Palma Correctional Center is a 3,060-bed correctional facility located in Eloy, Arizona that we expect to be fully utilized by the state of California. During the third quarter 2008, we opened portions of the La Palma facility as they were completed and began receiving inmates from the state of California. We completed the remaining 1,020 beds in the first quarter of 2009. Further, during the second quarter of 2008 we were awarded a contract by the Office of Federal Detention Trustee (OFDT) to design, build, and operate a new 1,072-bed correctional facility in Pahrump, Nevada. The Nevada Southern Detention Center is currently expected to be completed during the third quarter of 2010. In early 2008, we also announced our intention to construct a new 2,040-bed correctional facility in Trousdale County, Tennessee. However, we have temporarily suspended the construction of this facility until we have greater clarity around the timing of future bed absorption by our customers. We will continue to monitor our customers’ needs, and could promptly resume construction of the facility. Currently, resumption could occur at little or no incremental cost from our original estimate. We are also actively pursuing a number of additional sites for new prison development and are evaluating the potential opportunities of further expansions.
We also remain steadfast in our efforts to contain costs. Approximately 64% of our operating expenses consist of salaries and benefits. The turnover rate for correctional officers for our company, and for the corrections industry in general, remains high. Although we have been successful in reducing workers’ compensation costs and containing medical benefits costs for our employees, such costs continue to increase primarily as a result of continued rising healthcare costs throughout the country. Reducing these staffing costs requires a long-term strategy to control such costs, and we continue to dedicate resources to enhance our benefits, provide training and career development opportunities to our staff and attract and retain quality personnel. Finally, we constantly seek to identify ways to reduce the cost of the basic goods and services we purchase, such as utilities management programs and innovative purchasing arrangements.
Through the combination of our initiatives to increase our revenues by taking advantage of our available beds as well as delivering new bed capacity through new facility construction and expansion opportunities, and our strategies to generate savings and to contain our operating expenses, we believe we will be able to maintain our competitive advantage and continue to improve the quality services we provide to our customers at an economical price, thereby producing value to our stockholders.
CRITICAL ACCOUNTING POLICIES
The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. A summary of our significant accounting policies is described in Note 2 to our audited financial statements. The significant accounting policies and estimates which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Asset impairments. As of December 31, 2008, we had $2.5 billion in long-lived assets. We evaluate the recoverability of the carrying values of our long-lived assets, other than goodwill, when events suggest that an impairment may have occurred. Such events primarily include, but are not limited to, the termination of a management contract or a significant decrease in inmate populations within a correctional facility we own or manage. In these circumstances, we utilize estimates of undiscounted cash flows to determine if an impairment exists. If an impairment exists, it is measured as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.
Goodwill impairments. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or SFAS 142, establishes accounting and reporting requirements for goodwill and other intangible assets. Under SFAS 142, goodwill attributable to each of our reporting units is tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value is determined using a collaboration of various common valuation techniques, including market multiples and discounted cash flows. These impairment tests are required to be performed at least annually. We perform our impairment tests during the fourth quarter, in connection with our annual budgeting process, and whenever circumstances indicate the carrying value of goodwill may not be recoverable.
Income taxes. Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 generally requires us to record deferred income taxes for the tax effect of differences between book and tax bases of our assets and liabilities.
Deferred income taxes reflect the available net operating losses and the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including our past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of our deferred tax assets, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.
We have approximately $6.7 million in net operating losses applicable to various states that we expect to carry forward in future years to offset taxable income in such states. Accordingly, we have a valuation allowance of $0.9 million for the estimated amount of the net operating losses that will expire unused, in addition to a $5.6 million valuation allowance related to state tax credits that are also expected to expire unused. Although our estimate of future taxable income is based on current assumptions we believe to be reasonable, our assumptions may prove inaccurate and could change in the future, which could result in the expiration of additional net operating losses or credits. We would be required to establish a valuation allowance at such time that we no longer expected to utilize these net operating losses or credits, which could result in a material impact on our results of operations in the future.
Self-funded insurance reserves. As of December 31, 2008 and 2007, we had $34.3 million and $34.2 million, respectively, in accrued liabilities for employee health, workers’ compensation, and automobile insurance claims. We are significantly self-insured for employee health, workers’ compensation, and automobile liability insurance claims. As such, our insurance expense is largely dependent on claims experience and our ability to control our claims. We have consistently accrued the estimated liability for employee health insurance claims based on our history of claims experience and the time lag between the incident date and the date the cost is paid by us. We have accrued the estimated liability for workers’ compensation and automobile insurance claims based on an actuarial valuation of the outstanding liabilities, discounted to the net present value of the outstanding liabilities, using a combination of actuarial methods used to project ultimate losses. The liability for employee health, workers’ compensation, and automobile insurance includes estimates for both claims incurred and for claims incurred but not reported. These estimates could change in the future. It is possible that future cash flows and results of operations could be materially affected by changes in our assumptions, new developments, or by the effectiveness of our strategies.
Legal reserves. As of December 31, 2008 and 2007, we had $15.3 million and $12.1 million, respectively, in accrued liabilities related to certain legal proceedings in which we are involved. We have accrued our estimate of the probable costs for the resolution of these claims based on a range of potential outcomes. In addition, we are subject to current and potential future legal proceedings for which little or no accrual has been reflected because our current assessment of the potential exposure is nominal. These estimates have been developed in consultation with our General Counsel’s office and, as appropriate, outside counsel handling these matters, and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible that future cash flows and results of operations could be materially affected by changes in our assumptions, new developments, or by the effectiveness of our strategies.
RESULTS OF OPERATIONS
The following table sets forth for the years ended December 31, 2008, 2007, and 2006, the number of facilities we owned and managed, the number of facilities we managed but did not own, the number of facilities we leased to other operators, and the facilities we owned that were not yet in operation.

		Owned
		and	Managed
	Effective Date	Managed	Only	Leased	Total

Facilities as of December 31, 2006		40	25	3	68

Expiration of the management contract for the Liberty County Jail/Juvenile Center	January 2007	—	(1)	—	(1)
Completion of construction of the Saguaro Correctional Facility	June 2007	1	—	—	1

Facilities as of December 31, 2007		41	24	3	68

Activation of 2,040 beds at the La Palma Correctional Center	July & October 2008	1	—	—	1
Expiration of the management contract for the Camino Nuevo Correctional Center	August 2008	—	(1)	—	(1)
Expiration of the management contract for the Bay County Jail and Annex	October 2008	—	(1)	—	(1)
Completion of construction of the Adams County Correctional Center	December 2008	1	—	—	1

Facilities as of December 31, 2008		43	22	3	68

Our results of operations are also impacted by the number of beds created as a result of expansion projects completed at facilities we own or at facilities we manage but do not own. The following table sets forth the number of beds placed into service since January 1, 2007 as a result of facility expansion projects:

		Expansion	Owned or
Facility	Quarter Completed	Beds	Managed-Only

Citrus County Detention Facility	First quarter 2007	360	Managed-Only
Crossroads Correctional Center	First quarter 2007	96	Owned
Gadsden Correctional Institution	Third quarter 2007	384	Managed-Only
Bay Correctional Facility	Third quarter 2007	235	Managed-Only
North Fork Correctional Facility	Fourth quarter 2007	960	Owned
Tallahatchie County Correctional Facility	Fourth quarter 2007	720	Owned
	Second quarter 2008	720	Owned
	Fourth quarter 2008	128	Owned
Kit Carson Correctional Center	First quarter 2008	720	Owned
Eden Detention Center	First quarter 2008	129	Owned
Bent County Correctional Facility	Second quarter 2008	720	Owned
Leavenworth Detention Center	Second quarter 2008	266	Owned
Davis Correctional Facility	Third quarter 2008	660	Owned
Cimarron Correctional Facility	Fourth quarter 2008	660	Owned
Silverdale Facilities	Fourth quarter 2008	128	Managed-Only

		6,886

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007
During the year ended December 31, 2008, we generated net income of $150.9 million, or $1.20 per diluted share, compared with net income of $133.4 million, or $1.06 per diluted share, for the previous year. Contributing to the increase in net income for 2008 compared to the previous year was an increase in operating income of $36.8 million, from $263.8 million during 2007 to $300.6 million during 2008 as a result of an increase in occupancy levels and new management contracts, partially offset by an increase in general and administrative expenses and depreciation and amortization.
Facility Operations
A key performance indicator we use to measure the revenue and expenses associated with the operation of the facilities we own or manage is expressed in terms of a compensated man-day, and represents the revenue we generate and expenses we incur for one inmate for one calendar day. Revenue and expenses per compensated man-day are computed by dividing facility revenue and expenses by the total number of compensated man-days during the period. A compensated man-day represents a calendar day for which we are paid for the occupancy of an inmate. We believe the measurement is useful because we are compensated for operating and managing facilities at an inmate per-diem rate based upon actual or minimum guaranteed occupancy levels. We also measure our ability to contain costs on a per-compensated man-day basis, which is largely dependent upon the number of inmates we accommodate. Further, per man-day measurements are also used to estimate our potential profitability based on certain occupancy levels relative to design capacity. Revenue and expenses per compensated man-day for all of the facilities we owned or managed, exclusive of those discontinued (see further discussion below regarding discontinued operations), were as follows for the years ended December 31, 2008 and 2007:

	For the Years Ended
	December 31,
	2008	2007

Revenue per compensated man-day	$57.39	$54.94
Operating expenses per compensated man-day:
Fixed expense	29.76	28.61
Variable expense	10.08	10.06

Total	39.84	38.67

Operating margin per compensated man-day	$17.55	$16.27

Operating margin	30.6%	29.6%

Average compensated occupancy	95.5%	98.2%

Average compensated population	74,970	71,034

Our operating margins for the year ended December 31, 2008 increased to 30.6% compared with 29.6% for the prior year. The increase in operating margins is largely the result of the increase in the average compensated population during the year ended December 31, 2008 as compared to the prior year. Also contributing to the increased operating margin during 2008, our revenue per compensated man-day increased 4.5% from $54.94 during 2007 to $57.39 during 2008. This increase in revenue per compensated man-day resulted from new contracts at higher average per diems than on existing contracts and from per diem increases we received on existing contracts.
Average compensated population increased 3,936 from 71,034 during the year ended December 31, 2007 to 74,970 during the year ended December 31, 2008. The increase in average compensated population resulted primarily from the placement of 6,886 expansion beds into service since January 2007, and the opening and subsequent ramp-up in populations at our 1,896-bed Saguaro Correctional Facility in June 2007. Further, we also commenced operation at our La Palma Correctional Center by placing 2,040 beds into service during the third and fourth quarters of 2008 and substantially filled those beds with inmates from the state of California.
Our total facility management revenue increased by $150.2 million, or 10.5%, during 2008 compared with 2007 resulting primarily from an increase in revenue of approximately $78.9 million generated by an increase in the average daily compensated population during 2008. The remaining increase in facility management revenue was primarily driven by the rate increase of 4.5% in the average revenue per compensated man-day resulting from per diem increases as well as new contracts at higher than average per diem rates than existing contracts.
State revenues increased $111.9 million, or 15.8%, from $708.3 million for the year ended December 31, 2007 to $820.1 million for the year ended December 31, 2008. State revenues increased as certain states, such as the state of California, turned to the private sector to help alleviate their overcrowding situations, while other states utilized additional bed capacity we constructed for them or contracted to utilize additional beds at our facilities. We were also successful in achieving certain per diem increases caused by a strong demand for prison beds. We are monitoring the challenges faced by our customers as a result of the downturn in the economy and the unusual financial environment. Although this environment increases the level of uncertainty in the short-term, we believe the long-term implications are very positive as states may defer or cancel plans for adding new prison bed capacity, which should ensure a continuation of the supply and demand imbalance that has been benefiting the private prison industry.
Business from our federal customers, including the Federal Bureau of Prisons, or the BOP, the United States Marshals Service, or the USMS, and U.S. Immigration and Customs Enforcement, or ICE, continues to be a significant component of our business, increasing $35.3 million, or 5.9% from $593.6 million in 2007 to $628.9 million in 2008. Our federal customers generated 40% and 41% of our total revenue for the years ended December 31, 2008 and 2007, respectively. Similar to business from our state customers, we were successful in achieving per diem increases under several of our federal management contracts as a result of a strong demand for prison beds.
Operating expenses totaled $1,112.7 million and $1,025.0 million for the years ended December 31, 2008 and 2007, respectively. Operating expenses consist of those expenses incurred in the operation and management of adult correctional and detention facilities, and for our inmate transportation subsidiary.
Fixed expenses per compensated man-day during the year ended December 31, 2008 increased 4.0% from $28.61 in 2007 to $29.76 in 2008 primarily as a result of an increase in salaries and benefits. Salaries and benefits represent the most significant component of fixed operating expenses, representing approximately 64% of our operating expenses. During 2008, salaries and benefits expense at our correctional and detention facilities increased $65.0 million from 2007, most notably as a result of an increase in staffing levels at the aforementioned facilities such as our Saguaro facility that opened in June 2007, our La Palma facility that opened in July 2008, and at our North Fork and Tallahatchie facilities where expansion beds were placed into service.
Fixed costs per compensated man-day will be negatively impacted as we commence operations at newly developed facilities or as we hire additional staff at facilities we expand until the occupancy at such facilities reach stabilized levels. Further, as we fill our available beds, the opportunity to leverage our fixed costs, such as salaries and benefits, over a larger inmate population will be diminished. While we have historically experienced tight labor markets for correctional officers and nursing staff, the downturn in the economy could provide relief.
We continually evaluate the profitability of certain management contracts and may elect to terminate such contracts from time to time based on a variety of factors but primarily based on poor operating performance. Although generally more profitable, the operation of the facilities we own carries a higher degree of risk associated with a management contract than the operation of the facilities we manage but do not own because we incur significant capital expenditures to construct or acquire facilities we own. Additionally, correctional and detention facilities have a limited or no alternative use. Therefore, if a management contract is terminated at a facility we own, we continue to incur certain operating expenses, such as real estate taxes, utilities, and insurance, that we would not incur if a management contract was terminated for a managed-only facility. As a result, revenue per compensated man-day is typically higher for facilities we own and manage than for managed-only facilities. Because we incur higher expenses, such as repairs and maintenance, real estate taxes, and insurance, on the facilities we own and manage, our cost structure for facilities we own and manage is also higher than the cost structure for the managed-only facilities. The following tables display the revenue and expenses per compensated man-day for the facilities placed into service that we own and manage and for the facilities we manage but do not own:

	For the Years Ended
	December 31,
	2008	2007

Owned and Managed Facilities:
Revenue per compensated man-day	$65.85	$63.01
Operating expenses per compensated man-day:
Fixed expense	31.96	30.67
Variable expense	10.79	10.79

Total	42.75	41.46

Operating margin per compensated man-day	$23.10	$21.55

Operating margin	35.1%	34.2%

Average compensated occupancy	94.5%	98.3%

Average compensated population	51,005	47,450

Managed Only Facilities:
Revenue per compensated man-day	$39.36	$38.70
Operating expenses per compensated man-day:
Fixed expense	25.07	24.47
Variable expense	8.58	8.59

Total	33.65	33.06

Operating margin per compensated man-day	$5.71	$5.64

Operating margin	14.5%	14.6%

Average compensated occupancy	97.7%	98.1%

Average compensated population	23,965	23,584

Owned and Managed Facilities
Our operating margins at owned and managed facilities for the year ended December 31, 2008 increased to 35.1% compared with 34.2% for 2007. The increase in operating margins at our owned and managed facilities is primarily attributable to the increase in the average compensated population during the year ended December 31, 2008 as compared to the prior year. The increase in average compensated population was largely the result of placing into service our 1,896-bed Saguaro Correctional Facility in June 2007, placing 2,040 beds into service at our La Palma Correctional Center during July and October 2008, and the completion of approximately 2,500 expansion beds at our North Fork Correctional Facility and Tallahatchie County Correctional Facility. Further, the aforementioned demand experienced with our federal and state customers has resulted in an increase in the overall average revenue per compensated man-day resulting from new contracts at higher average per diem rates than on existing contracts and from annual per diem increases.
The most notable increases in inmate populations during 2008 occurred at the Saguaro Correctional Facility, which opened in 2007, the La Palma Correctional Center, which opened during 2008, and the North Fork facility resulting from higher inmate populations from various existing state customers, and the Tallahatchie facility resulting from the receipt of inmate populations from the state of California. Our total revenues increased by $78.0 million at these four facilities during the year ended December 31, 2008 compared to the prior year. As a result of the recently completed bed expansions, the North Fork and Tallahatchie facilities also had approximately 1,700 available beds as of December 31, 2008 that are expected to be used to house inmates from state customers.

The Saguaro Correctional Facility was constructed to provide the state of Hawaii the opportunity to consolidate its inmate populations into fewer facilities, while providing us with an additional supply of beds to meet anticipated demand. We completed construction of the Saguaro Correctional Facility in June 2007. While the consolidation of inmates from Hawaii did not result in a significant increase in total inmate populations, the consolidation created additional capacity at our Diamondback and Tallahatchie facilities, which was substantially utilized by additional inmate populations from the states of Arizona and California, respectively, pursuant to new management contracts. The consolidation also created additional capacity at our Red Rock Correctional Center, which was substantially utilized with additional inmate populations from the state of California during the second quarter of 2008.
On October 5, 2007, we announced that we had entered into a new agreement with the State of California Department of Corrections and Rehabilitation, or CDCR, for the housing of up to 7,772 inmates from the state of California. The new contract replaced and superseded the previous contract we had with the CDCR, which provided housing for up to 5,670 inmates. In January 2008, this agreement was further amended to allow for an additional 360 CDCR inmates. As a result, we now have a contract that provides the CDCR with the ability to house up to 8,132 inmates in six of the facilities we own. The new agreement, which is subject to appropriations by the California legislature, expires June 30, 2011, and provides for a minimum payment based on the greater of the actual occupancy or 90% of the capacity made available to the CDCR at each facility in which inmates are housed. The minimum payments are subject to specific terms and conditions in the new contract at each facility that houses CDCR inmates. As of December 31, 2008, we held approximately 6,200 inmates from the state of California.
In October 2007, we announced that we would begin construction of our new 3,060-bed La Palma Correctional Center, which we expect to be fully utilized by the CDCR. We completed construction of the new La Palma Correctional Center during the first quarter of 2009 at an estimated total cost of $200.0 million. However, we opened a portion of the new facility and began receiving inmates from the state of California during the third quarter of 2008. As a condition of undertaking the substantial cost required to construct the La Palma Correctional Center, the CDCR agreed to occupy the beds allocated to it in accordance with a Phase-In Schedule, and to make a minimum payment based on the greater of the actual occupancy or 90% of the capacity available to CDCR according to the Phase-In Schedule.
We remain optimistic that the state of California will continue to utilize out-of-state beds to alleviate its severe overcrowding situation. However, several legal proceedings have challenged the State’s ability to send inmates out-of-state. Legislative enactments or additional legal proceedings, including a proceeding under federal jurisdiction that could potentially reduce the number of inmates in the California prison system, may impact the out-of-state transfer of inmates or could result in the return of inmates we currently house for the CDCR. If transfers from California are limited as a result of one or more of these proceedings, we would market the beds designated for the CDCR, including those that are provided at our new La Palma Correctional Center, to other federal and state customers. While we currently believe we would ultimately be able to fill a substantial portion of such beds, the utilization would likely be at a much slower pace.
As a result of weakness in inmate populations from the District of Columbia, the 1,500-bed D.C. Correctional Treatment Facility experienced a decline in occupancy from 72% during 2007 to 62% during 2008, negatively impacting margins on our owned and managed business. We have recently agreed with the District of Columbia to permit the utilization of available space at this facility by the USMS. The 1,600-bed Prairie Correctional Facility also experienced a reduction in inmate populations resulting from the state of Minnesota opening a new state facility which resulted in the transfer of approximately 300 Minnesota inmates back to the state facility since August 2008, with further reductions expected in 2009. These inmate transfers have resulted in a decline in revenue and operating margin at the Prairie facility and also results in having approximately 460 beds at this facility available for new or existing customers as of December 31, 2008.

Managed-Only Facilities
Our operating margins decreased slightly at managed-only facilities during the year ended December 31, 2008 to 14.5% from 14.6% during the year ended December 31, 2007. The managed-only business remains very competitive which continues to put pressure on per diems resulting in only marginal increases in the managed-only revenue per compensated man-day. Revenue per compensated man-day increased 1.7% during the year ended December 31, 2008 compared with the prior year.
Operating expenses per compensated man-day increased 1.8% to $33.65 during the year ended December 31, 2008 from $33.06 during the prior year. The increase in operating expenses per compensated man-day was caused in part by an increase in salaries and benefits largely due to annual salary increases. Additionally, we experienced an increase in legal expenses at managed-only facilities during 2008 compared with 2007. Expenses associated with legal proceedings may fluctuate from quarter to quarter based on new or threatened litigation, changes in our assumptions, new developments, or the effectiveness of our litigation and settlement strategies.
Although the managed-only business is attractive because it requires little or no upfront investment and relatively modest ongoing capital expenditures, we expect the managed-only business to remain competitive. Any reductions to our per diem rates or the lack of per diem increases at managed-only facilities would likely result in a further deterioration in our operating margins.
During the years ended December 31, 2008 and 2007, managed-only facilities generated 10.4% and 11.5%, respectively, of our total facility contribution. We define facility contribution as a facility’s operating income or loss before interest, taxes, goodwill impairment, depreciation, and amortization.
In April 2008, we agreed with the New Mexico Department of Corrections to suspend operations of the 192-bed Camino Nuevo Correctional Center in Albuquerque, New Mexico, and transfer existing populations to our New Mexico Women’s Correctional Facility in Grants, New Mexico. Operations were suspended due to consistently low inmate populations that were not adequate to maintain efficient operations. During the third quarter of 2008, we mutually agreed with the New Mexico Department of Corrections to terminate the management contract for the Camino Nuevo Correctional Center. The Camino Nuevo facility operated at a loss of $0.6 million and an operating profit $0.1 million during the years ended December 31, 2008 and 2007, respectively, inclusive of depreciation expense.
General and administrative expense
For the years ended December 31, 2008 and 2007, general and administrative expenses totaled $80.3 million and $74.4 million, respectively. General and administrative expenses consist primarily of corporate management salaries and benefits, professional fees and other administrative expenses. General and administrative expenses increased from 2007 primarily as a result of an increase in salaries and benefits resulting from an increase in corporate staffing levels to help ensure the quality and effectiveness of our facility operations and to intensify our efforts on developing new bed capacity. Also as a result of our intensified efforts to develop new capacity, we incurred charges of $1.7 million during 2008 in connection with the abandonment of certain development projects. We incurred $0.3 million of such expenses in 2007. General and administrative expenses could increase in the future for the write-off of additional pre-acquisition costs in the event we decide to abandon any such projects.
General and administrative expenses were also higher as a result of an increase of $2.0 million of stock-based compensation awarded to employees. For the year ended December 31, 2008, we recognized approximately $8.5 million of general and administrative expense for stock-based compensation compared with $6.5 million of stock-based compensation expense recognized during the year ended December 31, 2007.

Depreciation and amortization
For the years ended December 31, 2008 and 2007, depreciation and amortization expense totaled $90.6 million and $78.4 million, respectively. The increase in depreciation and amortization from 2007 resulted primarily from additional depreciation expense recorded on various completed facility expansion and development projects, most notably our Saguaro Correctional Facility placed into service in June 2007 and our La Palma Correctional Center where we activated 1,020 beds in July 2008 and another 1,020 beds in October 2008. We currently expect depreciation and amortization to increase in 2009 as we recognize the full year impact of these facility expansion and development projects, and as we commence depreciation on our newly constructed Adams County Correctional Center.
Goodwill impairment
During the fourth quarter of 2007, in connection with our annual budgeting process and annual goodwill impairment analysis, we recognized a goodwill impairment charge of $1.6 million related to the management of two of our managed-only facilities. This impairment charge resulted from poor operating performance combined with an unfavorable forecast of future cash flows under the current management contracts at these facilities. The impairment charge was computed using a discounted cash flow method. During 2008, we exercised our option to terminate one of the management contracts upon expiration of the contract in the fourth quarter of 2008, and thus the goodwill impairment charge was reported as discontinued operations as discussed further hereafter.
Interest expense, net
Interest expense was reported net of interest income and capitalized interest for the years ended December 31, 2008 and 2007. Gross interest expense, net of capitalized interest, was $62.8 million and $64.5 million, respectively, for the years ended December 31, 2008 and 2007. Gross interest expense during these periods was based on outstanding borrowings under our revolving credit facility, our outstanding senior notes, and amortization of loan costs and unused facility fees. We expect gross interest expense to increase in the future as we utilize our revolving credit facility to fund our stock repurchase program and/or additional expansion and development projects. Further, we expect capitalized interest to decline in future periods as many of our facility development and expansion projects have been completed during 2007 and 2008.
Gross interest income was $3.4 million and $10.8 million, respectively, for the years ended December 31, 2008 and 2007. Gross interest income is earned on cash collateral requirements, a direct financing lease, notes receivable, investments, and cash and cash equivalents, and decreased due to lower cash and investment balances during 2008 compared with 2007 which were used to fund our expansion and development projects.
Capitalized interest was $13.5 million and $7.6 million during 2008 and 2007, respectively, and was associated with various construction and expansion projects further described under “Liquidity and Capital Resources” hereafter.
Income tax expense
During the years ended December 31, 2008 and 2007, our financial statements reflected an income tax provision of $90.9 million and $79.4 million, respectively, and our effective tax rate was approximately 37.7% during both the years. Our annual effective tax rate in 2008 was consistent with the effective tax rate in 2007, as increases in our projected taxable income in states with higher statutory tax rates and the full year impact of an adverse change in Texas tax law were substantially offset by an increase in state tax credits resulting from certain tax planning strategies. Our effective tax rate is estimated based on our current projection of taxable income and could fluctuate based on changes in these estimates, the implementation of tax strategies, changes in federal or state tax rates, changes in tax laws, or changes in state apportionment factors, as well as changes in the valuation allowance applied to our deferred tax assets that are based primarily on the amount of state net operating losses and tax credits that could expire unused.
Discontinued operations
As a result of Shelby County’s evolving relationship with the Tennessee Department of Children’s Services (“DCS”) whereby DCS prefers to oversee the juveniles at facilities under DCS control, we ceased operations of the 200-bed Shelby Training Center located in Memphis, Tennessee in August 2008. We reclassified the results of operations, net of taxes, and the assets and liabilities of this facility, excluding property and equipment, as discontinued operations upon termination of the management contract during the third quarter of 2008. The property and equipment of this facility will continue to be reported as continuing operations, as we retained ownership of the building and equipment and completed the purchase of the land during the fourth quarter of 2008 from Shelby County, Tennessee for $150,000. The Shelby Training Center operated at break-even and generated a profit of $0.5 million, net of taxes, during the years ended December 31, 2008 and 2007, respectively.
In May 2008, we notified the Bay County Commission of our intention to exercise our option to terminate the operational management contract for the 1,150-bed Bay County Jail and Annex in Panama City, Florida, effective October 9, 2008. The Bay County Jail and Annex incurred a loss of $1.0 million and a profit of $0.1 million, net of taxes, during the years ended December 31, 2008 and 2007, respectively.
Pursuant to a re-bid of the management contracts, during September 2008, we were notified by the Texas Department of Criminal Justice (“TDCJ”) of its intent to transfer the management of the 500-bed B.M. Moore Correctional Center in Overton, Texas and the 518-bed Diboll Correctional Center in Diboll, Texas to another operator, upon the expiration of the management contracts on January 16, 2009. Both of these facilities are owned by the TDCJ. Accordingly, the results of operations, net of taxes, and the assets and liabilities of these two facilities are reported as discontinued operations upon termination of operations in the first quarter of 2009 for all periods presented. These two facilities operated at a profit of $0.6 million and $0.5 million, net of taxes, for the years ended December 31, 2008 and 2007, respectively.
During December 2008, we were notified by Hamilton County, Ohio of its intent to terminate the lease for the 850-bed Queensgate Correctional Facility located in Cincinnati, Ohio. The County elected to terminate the lease due to funding issues being experienced by the County. Accordingly, upon termination of the lease in the first quarter of 2009, we reclassified the results of operations, net of taxes, of this facility as discontinued operations for all periods presented. The property and equipment of this facility will continue to be reported as continuing operations, as we retained ownership of the land, building, and equipment. The lease with Hamilton County generated a profit of $1.4 million and $1.3 million, net of taxes, for the years ended December 31, 2008 and 2007, respectively.
Year Ended December 31, 2007 Compared to Year Ended December 31, 2006
During the year ended December 31, 2007, we generated net income of $133.4 million, or $1.06 per diluted share, compared with net income of $105.2 million, or $0.86 per diluted share, for the previous year. Contributing to the net income for 2007 compared to the previous year was an increase in operating income of $42.6 million, from $221.3 million during 2006 to $263.8 million during 2007 as a result of an increase in occupancy levels and new management contracts, partially offset by an increase in general and administrative expenses and depreciation and amortization.

Facility Operations
Revenue and expenses per compensated man-day for all of the facilities we owned or managed, exclusive of those discontinued (see further discussion below regarding discontinued operations), were as follows for the years ended December 31, 2007 and 2006:

	For the Years Ended
	December 31,
	2007	2006

Revenue per compensated man-day	$54.94	$53.02
Operating expenses per compensated man-day:
Fixed expense	28.61	28.26
Variable expense	10.06	9.96

Total	38.67	38.22

Operating margin per compensated man-day	$16.27	$14.80

Operating margin	29.6%	27.9%

Average compensated occupancy	98.2%	94.9%

Average compensated population	71,034	65,719

Average compensated occupancy for the year ended December 31, 2007 increased to 98.2% from 94.9% in the prior year despite placing into service approximately 6,200 additional beds during 2006 and 2007 as a result of the completion of several expansion and development projects. The increase in occupancy resulted from the commencement of a new management contract with ICE at our Stewart Detention Center in Lumpkin, Georgia in the fourth quarter of 2006, the re-opening of our North Fork Correctional Facility in the first quarter of 2006, and the commencement of operations at our Red Rock Correctional Center during the third quarter of 2006.
Business from our federal customers, including the BOP, the USMS, and ICE, continued to be a significant component of our business, increasing $67.6 million, or 12.9% from $526.0 million in 2006 to $593.6 million in 2007. Our federal customers generated 41% of our total revenue for the years ended December 31, 2007 and 2006. In addition to the aforementioned contract with ICE at our Stewart Detention Center, a modified contract with ICE at our T. Don Hutto Residential Center in Taylor, Texas that commenced in May 2006 also contributed to an increase in federal revenue during 2007.
State revenues increased $74.5 million, or 11.8%, from $633.8 million in 2006 to $708.3 million in 2007, as certain states, such as the state of California, turned to the private sector to help alleviate their overcrowding situations, while other states utilized additional bed capacity we constructed for them or contracted to utilize additional beds at our facilities. We were also successful in achieving certain per diem increases caused by a strong demand for prison beds.
Operating expenses totaled $1,025.0 million and $937.5 million for the years ended December 31, 2007 and 2006, respectively. During 2007, salaries and benefits expense at our correctional and detention facilities increased $55.2 million from 2006, most notably as a result of an increase in staffing levels at our Red Rock Correctional Center and Stewart Detention Center resulting from the commencement of new management contracts during 2006. However, salaries and benefits expense for the year ended December 31, 2007 experienced only a modest increase on a per compensated man-day basis of 1.4% compared with the prior year, as we were able to leverage our salaries and benefits over a larger inmate population across the portfolio, where the additional inmates utilized existing space within our facilities that did not require us to hire additional staff. The marginal changes in per man-day costs were also net of increased staffing levels at our 1,896-bed Saguaro Correctional Facility resulting from commencement of operations in June 2007.

Facility variable expenses increased 1.0% from $9.96 per compensated man-day during 2006 to $10.06 per compensated man-day during 2007. The increase in facility variable expenses per compensated man-day was primarily the result of general inflationary increases in the costs of services. Facility variable expenses also increased during 2007 compared with the prior year at our Saguaro Correctional Facility as a result of the commencement of operations in June 2007 and at our Stewart Detention Center as a result of the commencement of the new ICE management contract at this facility during the fourth quarter of 2006.
The following tables display the revenue and expenses per compensated man-day for the facilities we own and manage and for the facilities we manage but do not own:

	For the Years Ended
	December 31,
	2007	2006

Owned and Managed Facilities:
Revenue per compensated man-day	$63.01	$60.87
Operating expenses per compensated man-day:
Fixed expense	30.67	30.53
Variable expense	10.79	10.72

Total	41.46	41.25

Operating margin per compensated man-day	$21.55	$19.62

Operating margin	34.2%	32.2%

Average compensated occupancy	98.3%	93.5%

Average compensated population	47,450	42,937

Managed Only Facilities:
Revenue per compensated man-day	$38.70	$38.24
Operating expenses per compensated man-day:
Fixed expense	24.47	23.97
Variable expense	8.59	8.53

Total	33.06	32.50

Operating margin per compensated man-day	$5.64	$5.74

Operating margin	14.6%	15.0%

Average compensated occupancy	98.1%	97.7%

Average compensated population	23,584	22,782

Owned and Managed Facilities
Our operating margins at owned and managed facilities for the year ended December 31, 2007 increased to 34.2% compared with 32.2% for the prior year. The increase in operating margins at our owned and managed facilities was largely the result of the increase in the average compensated occupancy during 2007 to 98.3% compared to 93.5% in 2006. Our total compensated population at owned and managed facilities increased by 10.5% during 2007 as compared to the prior year. The increase in average compensated occupancy was achieved despite the completion of construction and placing into service our 1,596-bed Red Rock Correctional Center in July 2006, our 1,896-bed Saguaro Correctional Facility in June 2007, and the completion of approximately 1,800 expansion beds at our Crossroads Correctional Center, North Fork Correctional Facility, and Tallahatchie County Correctional Facility. Further, the aforementioned demand experienced with our federal and state customers resulted in an increase in the overall average revenue per compensated man-day resulting from new contracts at higher than average per diems on existing contracts and from annual per diem increases.

The most notable increases in compensated occupancy during 2007 occurred at the Stewart Detention Center due to the ICE contract that began in October 2006 and for the re-opening of the North Fork Correctional Facility in anticipation of inmate population needs from various existing state and federal customers. Further, the opening of our Red Rock Correctional Center located in Eloy, Arizona in July 2006 also positively impacted our compensated occupancy during 2007. As a result of the commencement of operations at these three facilities our total revenues increased by $68.9 million during the year ended December 31, 2007 as compared to the prior year.
On May 2, 2007, we were awarded a contract to house up to 2,160 inmates at our Diamondback Correctional Facility in Watonga, Oklahoma by the Arizona Department of Corrections. The contract provides for a guaranteed 95% occupancy that becomes effective upon reaching 95% capacity following an agreed ramp-up period. As of December 31, 2007, we housed 2,120 Arizona inmates at this facility. During the third quarter of 2007, we completed the relocation of the Hawaiian inmates from our Diamondback facility to our newly completed 1,896-bed Saguaro Correctional Facility. During the year ended December 31, 2007, we incurred approximately $1.6 million in transportation expenses to transition existing Arizona inmate populations in exchange for a larger Arizona population.
In order to maintain an adequate supply of available beds to meet anticipated demand, while offering the state of Hawaii the opportunity to consolidate its inmates into fewer facilities, we commenced construction during 2005 of the Saguaro Correctional Facility. The Saguaro Correctional Facility was completed in June 2007. As of December 31, 2007, we housed 1,732 inmates from the state of Hawaii at the Saguaro facility. Our results of operations during 2007 at the Saguaro facility were negatively impacted by the increased staffing and other expenses associated with the ramp-up of operations at this new facility.
Additionally, facility contribution at our Tallahatchie County Correctional Facility deteriorated by approximately $1.8 million during 2007 from 2006 as a result of the movement of Hawaiian inmates from the Tallahatchie facility to the Saguaro facility. Accordingly, the decline in occupancy at this facility from an average of 91% in 2006 to an average of 78% in 2007 resulted in a reduction in operating margin.
Managed-Only Facilities
Our operating margins decreased slightly at managed-only facilities during the year ended December 31, 2007 to 14.6% from 15.0% during the year ended December 31, 2006. The managed-only business remained very competitive which continued to put pressure on per diems resulting in only marginal increases in the managed-only revenue per compensated man-day. Compensated occupancy at managed-only facilities increased from 97.7% during 2006 to 98.1% during 2007 despite placing 360 beds into service in January 2007 at the Citrus County Detention Facility located in Lecanto, Florida, 384 beds into service in June 2007 at the Gadsden Correctional Institution located in Quincy, Florida, and 235 beds into service in July 2007 at the Bay Correctional Facility located in Panama City, Florida.
During September 2005, we announced that Citrus County renewed our contract for the continued management of the Citrus County Detention Facility. The terms of the new agreement included a 360-bed expansion that was substantially completed during the first quarter of 2007 for a cost of approximately $18.5 million, funded by utilizing cash on hand. The facility, which now has a design capacity of 760 beds, experienced an increase in inmate populations during 2007. During 2007, the facility maintained an average daily inmate population of 646 inmates compared with an average daily inmate population of 426 inmates during 2006, which resulted in an increase in revenue and operating margin at this facility.
Increases in occupancy during 2007 compared with 2006 at the Metro-Davidson County Detention Facility in Nashville, Tennessee and the Idaho Correctional Center in Boise, Idaho also contributed to the overall increase in our operating margins for managed-only facilities.

The operating margin at managed-only facilities was negatively affected during the year ended December 31, 2007 as a result of a new contract at the Lake City Correctional Facility located in Lake City, Florida. During November 2005, the Florida Department of Management Services, or Florida DMS, solicited proposals for the management of the Lake City Correctional Facility beginning July 1, 2006. We responded to the proposal and were notified in April 2006 of the Florida DMS’s intent to award a contract to us. We negotiated a three-year contract in exchange for a reduced per diem effective July 1, 2006, which resulted in a reduction in revenue and operating margin at this facility during the second half of 2006 and for the full year ended December 31, 2007. The per diem reduction also took into consideration an increase in inmate populations resulting from a 543-bed expansion completed in March 2005.
During the years ended December 31, 2007 and 2006, managed-only facilities generated 11.5% and 13.4%, respectively, of our total facility contribution.
General and administrative expense
For the years ended December 31, 2007 and 2006, general and administrative expenses totaled $74.4 million and $63.6 million, respectively. General and administrative expenses increased from 2006 primarily as a result of an increase in salaries and benefits resulting from an increase in corporate staffing levels to help ensure the quality and effectiveness of our facility operations, to intensify our efforts on developing new bed capacity, and to implement and support numerous technology initiatives. As a result of our intensified efforts to develop new capacity, we capitalized certain pre-acquisition costs directly associated with a number of development projects.
General and administrative expenses were also higher as a result of an increase of $0.8 million of restricted stock-based compensation awarded to employees who had historically been awarded stock options and an increase of $0.8 million in stock option expense in 2007 compared with 2006. For the year ended December 31, 2007, we recognized approximately $4.1 million of general and administrative expense for the amortization of restricted stock granted to these employees in 2005, 2006, and 2007 since the amortization period spans the three-year vesting period of each restricted share award.
Further, on January 1, 2006, consistent with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” or SFAS 123R, we began recognizing general and administrative expenses for the amortization of employee stock options granted after January 1, 2006 to employees whose compensation is charged to general and administrative expense. Until January 1, 2006, we had not recognized stock option expense in our income statement, except for a compensation charge of $1.0 million reported in the fourth quarter of 2005 for the acceleration of vesting of outstanding options. For the year ended December 31, 2007, we recognized $2.4 million of general and administrative expense for the amortization of employee stock options granted after January 1, 2006.
Depreciation and amortization
For the years ended December 31, 2007 and 2006, depreciation and amortization expense totaled $78.4 million and $67.2 million, respectively. The increase in depreciation and amortization from 2006 resulted from the combination of additional depreciation expense recorded on various completed facility expansion and development projects, most notably our Red Rock Correctional Center placed into service in July 2006, and our Saguaro Correctional Center placed into service in June 2007, and the additional depreciation on our investments in technology and other capital expenditures.
Goodwill impairment
During the fourth quarter of 2007, in connection with our annual budgeting process and annual goodwill impairment analysis, we recognized a goodwill impairment charge of $1.6 million related to the management of two of our managed-only facilities. This impairment charge resulted from recent poor operating performance combined with an unfavorable forecast of future cash flows under the current management contracts at these facilities. The impairment charge was computed using a discounted cash flow method. During 2008, we exercised our option to terminate one of the management contracts upon expiration of the contract in the fourth quarter of 2008, and thus the goodwill impairment charge is reported as discontinued operations.
Interest expense, net
Interest expense was reported net of interest income and capitalized interest for the years ended December 31, 2007 and 2006. Gross interest expense, net of capitalized interest, was $64.5 million and $67.9 million, respectively, for the years ended December 31, 2007 and 2006. Gross interest expense during these periods was based on outstanding borrowings under our senior bank credit facility, our outstanding senior notes, and amortization of loan costs and unused facility fees.
Gross interest income was $10.8 million and $9.1 million, respectively, for the years ended December 31, 2007 and 2006. Gross interest income was earned on cash collateral requirements, a direct financing lease, notes receivable, investments, and cash and cash equivalents, and increased due to a higher average cash and investment balance during 2007 compared with 2006 generated from operating cash flows.
Capitalized interest was $7.6 million and $4.7 million during 2007 and 2006, respectively, and was associated with various construction and expansion projects further described under “Liquidity and Capital Resources” hereafter.
Expenses associated with debt refinancing and recapitalization transactions
For the year ended December 31, 2006, expenses associated with debt refinancing and recapitalization transactions were $1.0 million. Charges of $1.0 million in the first quarter of 2006 consisted of the write-off of existing deferred loan costs associated with the pay-off and retirement of the old senior bank credit facility.
Income tax expense
During the years ended December 31, 2007 and 2006, our financial statements reflected an income tax provision of $79.4 million and $59.5 million, respectively.
Our effective tax rate was approximately 37.7% during the year ended December 31, 2007 compared to approximately 36.8% during the year ended December 31, 2006. Our annual effective tax rate increased for 2007 as a result of an increase in our taxable income in states with higher statutory tax rates, the negative impact of a change in Texas tax law, and interest associated with uncertain tax positions required pursuant to FASB’s Interpretation No. 48, “Accounting for Uncertainty in Income Taxes —an interpretation of FASB Statement No. 109” (“FIN 48”).
Upon adoption of FIN 48 on January 1, 2007, we recognized a $2.2 million increase in the liability for uncertain tax positions net of certain benefits associated with state net operating losses, which was recorded as an adjustment to the January 1, 2007 balance of retained earnings. We had a $5.0 million liability recorded for uncertain tax positions as of December 31, 2007.
Our overall effective tax rate is estimated based on our current projection of taxable income and could change in the future as a result of changes in these estimates, the implementation of additional tax strategies, changes in federal or state tax rates, changes in estimates related to uncertain tax positions, or changes in state apportionment factors, as well as changes in the valuation allowance applied to our deferred tax assets that are based primarily on the amount of state net operating losses and tax credits that could expire unused.

Discontinued operations
During September 2006, we received notification from the Liberty County Commission in Liberty County, Texas that, as a result of a contract bidding process, the County elected to transfer management of the 380-bed Liberty County Jail/Juvenile Center to another operator. Accordingly, we transferred operation of the facility to the other operator upon expiration of the management contract in January 2007. This facility incurred a loss of $0.2 million, net of taxes, during the year ended December 31, 2006.
In November 2007, we accepted an unsolicited offer to sell a facility located in Houston, Texas and leased to a third-party operator. In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, or SFAS 144, we reclassified the results of operations of the facility to discontinued operations. During February 2008, at the request of the operator we agreed to extend the proposed closing date and fix the sales price through June 30, 2008. During the second quarter of 2008, the third-party operator elected not to purchase the facility and instead signed a new lease for the facility effective July 1, 2008. As a result, we reclassified the facility previously classified as held for sale as an asset to be held and used and the asset is now reported in property and equipment in the accompanying consolidated balance sheet. Further, in accordance with SFAS 144, we reclassified the results of operations of this facility to be included in income from continuing operations for all periods presented.
As a result of Shelby County’s evolving relationship with the Tennessee Department of Children’s Services (“DCS”) whereby the DCS prefers to oversee the juveniles at facilities under DCS control, we ceased operations of the 200-bed Shelby Training Center located in Memphis, Tennessee in August 2008. We reclassified the results of operations, net of taxes, and the assets and liabilities of this facility, excluding property and equipment, as discontinued operations upon termination of the management contract during the third quarter of 2008. The property and equipment of this facility will continue to be reported as continuing operations, as we retained ownership of the building and equipment and completed the purchase of the land during the fourth quarter of 2008 from Shelby County, Tennessee for $150,000. The Shelby Training Center generated a profit of $0.5 million and $0.2 million, net of taxes, during the years ended December 31, 2007 and 2006, respectively.
In May 2008, we notified the Bay County Commission of our intention to exercise our option to terminate the operational management contract for the 1,150-bed Bay County Jail and Annex in Panama City, Florida, effective October 9, 2008. The Bay County Jail and Annex generated a profit of $0.1 million and $0.9 million, net of taxes, during the years ended December 31, 2007 and 2006, respectively.
Pursuant to a re-bid of the management contracts, during September 2008, we were notified by the TDCJ of its intent to transfer the management of the 500-bed B.M. Moore Correctional Center in Overton, Texas and the 518-bed Diboll Correctional Center in Diboll, Texas to another operator, upon the expiration of the management contracts on January 16, 2009. Both of these facilities are owned by the TDCJ. Accordingly, the results of operations, net of taxes, and the assets and liabilities of these two facilities are reported as discontinued operations upon termination of operations in the first quarter of 2009 for all periods presented. These two facilities operated at a profit of $0.5 million and $0.8 million, net of taxes, for the years ended December 31, 2007 and 2006, respectively.
During December 2008, we were notified by Hamilton County, Ohio of its intent to terminate the lease for the 850-bed Queensgate Correctional Facility located in Cincinnati, Ohio. The County elected to terminate the lease due to funding issues being experienced by the County. Accordingly, upon termination of the lease in the first quarter of 2009, we reclassified the results of operations, net of taxes, of this facility as discontinued operations for all periods presented. The property and equipment of this facility will continue to be reported as continuing operations, as we retained ownership of the land, building, and equipment. The lease with Hamilton County generated a profit of $1.3 million and $1.2 million, net of taxes, for the years ended December 31, 2007 and 2006, respectively.

LIQUIDITY AND CAPITAL RESOURCES
Our principal capital requirements are for working capital, capital expenditures, and debt service payments. Capital requirements may also include cash expenditures associated with our outstanding commitments and contingencies, as further discussed in the notes to our financial statements. Additionally, we may incur capital expenditures to expand the design capacity of certain of our facilities (in order to retain management contracts) and to increase our inmate bed capacity for anticipated demand from current and future customers. We may acquire additional correctional facilities that we believe have favorable investment returns and increase value to our stockholders. We also regularly evaluate the most efficient use of our capital resources and respond to changes in market conditions, such as those that occurred during the fourth quarter of 2008, by taking advantage of opportunities to use our capital resources to repurchase our common stock at prices which would equal or exceed the rates of return when we invest in new beds. We will also consider opportunities for growth, including potential acquisitions of businesses within our line of business and those that provide complementary services, provided we believe such opportunities will broaden our market share and/or increase the services we can provide to our customers.
As a result of increased demand from both our federal and state customers and the utilization of a significant portion of our existing available beds, we intensified our efforts to deliver new capacity to address the lack of available beds that our existing and potential customers are experiencing. We can provide no assurance, however, that the increased capacity that we construct will be utilized. The following addresses certain significant projects that were in progress at December 31, 2008:
In October 2007, we announced our intention to construct our new 3,060-bed La Palma Correctional Center located in Eloy, Arizona, which we expect to be fully utilized by the CDCR. We completed construction of the new La Palma Correctional Center during the first quarter of 2009 at an estimated total cost of $200.0 million. However, we opened a portion of the new facility and began receiving inmates from the state of California at this facility during the third quarter of 2008.
In May 2008, we announced that we were awarded a contract by the OFDT to design, build, and operate a new correctional facility located in Pahrump, Nevada, approximately 65 miles outside of Las Vegas, Nevada. Our new 1,072-bed Nevada Southern Detention Center is expected to house approximately 1,000 federal prisoners. The contract provides for a guarantee of up to 750 prisoners and includes an initial term of five years with three five-year renewal options. We currently expect construction to be complete during the third quarter of 2010, at an estimated cost of $83.5 million.
The following table summarizes these construction projects. Estimated costs include pre-acquisition costs (as applicable), land acquisition costs, design and construction costs, capitalized interest, as well as furniture, fixtures, and equipment required to operate the beds:

			Estimated remaining
			cost to complete as of
	No. of	Estimated	Dec. 31, 2008
Facility	beds	completion date	(in thousands)
La Palma Correctional Center Eloy, AZ	3,060	First quarter 2009	$5,534
Nevada Southern Detention Center Pahrump, NV	1,072	Third quarter 2010	69,736

Total	4,132		$75,270

In addition, during February 2008, we announced our intention to construct our new 2,040-bed Trousdale Correctional Center in Trousdale County, Tennessee. However, we have temporarily suspended the construction of this facility until we have greater clarity around the timing of future bed absorption by our customers. We will continue to monitor our customers’ needs, and could promptly resume construction of the facility. Currently, resumption could occur at little or no incremental cost from our original estimate.
In addition to the foregoing, the following expansions and development projects were completed during 2007 and 2008:

			Cost
Facility	No. of beds	Completion date	(in thousands)
Citrus County Detention Facility Lecanto, FL	360	First quarter 2007	$18,500

Crossroads Correctional Center Shelby, MT	96	First quarter 2007	5,000

Saguaro Correctional Facility Eloy, AZ	1,896	Second quarter 2007	102,600

Tallahatchie County Correctional Facility	720	Fourth quarter 2007	40,000
Tutwiler, MS	720	Second quarter 2008	45,500
	128	Fourth quarter 2008	8,000

North Fork Correctional Facility Sayre, OK	960	Fourth quarter 2007	53,000

Eden Detention Center Eden, TX	129	First quarter 2008	19,500(1)

Kit Carson Correctional Center Burlington, CO	720	First quarter 2008	42,000

Bent County Correctional Facility Las Animas, CO	720	Second quarter 2008	45,000

Leavenworth Detention Center Leavenworth, KS	266	Second quarter 2008	21,000(2)

Cimarron Correctional Facility Cushing, OK	660	Fourth quarter 2008	40,000

Davis Correctional Facility Holdenville, OK	660	Third quarter 2008	40,000

Adams County Correctional Center Adams County, MS	2,232	Fourth quarter 2008	126,000

Total	10,267		$606,100

(1)	The cost included a renovation of the facility pursuant to a new contract award from the BOP to house up to 1,558 federal inmates. These beds were substantially occupied by the end of the second quarter of 2008.

(2)	The cost included a renovation of the existing building infrastructure to accommodate higher detainee populations.
In order to retain federal inmate populations we currently manage in the San Diego Correctional Facility, we may be required to construct a new facility in the future. The San Diego Correctional Facility is subject to a ground lease with the County of San Diego. Under the provisions of the lease, the facility is divided into three different properties (Initial, Existing and Expansion Premises), all of which have separate terms ranging from June 2006 to December 2015.
Ownership of the Initial portion of the facility containing approximately 950 beds reverts to the County upon expiration of the lease on December 31, 2015. The County has the right to purchase the Initial portion of the facility, but no sooner than December 31, 2011, at a price generally equal to the cost of the premises, less an allowance for the amortization over a 20-year period. The lease for the Expansion portion of the facility containing approximately 200 beds expires December 31, 2011. However, the County may terminate the lease for the Expansion portion of the facility by providing us with 270 days notice. The third portion of the lease (Existing Premises) included 200 beds that expired in June 2006 and was not renewed.
Upon expiration of the lease for the Initial Premises, or should the County exercise its right to purchase the Initial Premises or terminate our lease for the Expansion Premises, we will likely be required to relocate a portion of the existing federal inmate population to other available beds within or outside the San Diego Correctional Facility, which could include the construction of a new facility. However, we can provide no assurance that we will be able to retain these inmate populations.
During the year ended December 31, 2008, we capitalized $35.3 million of facility maintenance and technology related expenditures, compared with $47.5 million during the year ended December 31, 2007. We currently expect to incur approximately $53.2 million in facility maintenance and information technology expenditures during 2009. We also currently expect to pay approximately $80.0 million to $85.0 million in federal and state income taxes during 2009, compared with $54.9 million during 2008. Income taxes paid in 2008 reflect the favorable tax depreciation provisions on qualified assets under the Economic Stimulus Act of 2008 signed into law in February 2008, as well as on our Adams County Correctional Center, which is in a location that qualifies for accelerated depreciation under the Gulf Opportunity Zone Act of 2005.
During December 2007, we entered into a new $450.0 million senior secured revolving credit facility arranged by Banc of America Securities LLC and Wachovia Capital Markets, LLC. The new senior secured revolving credit facility replaced our previous $250.0 million revolving credit facility. The new revolving credit facility is utilized to fund expansion and development projects, our stock repurchase program described hereafter, as well as for working capital, capital expenditures and general corporate purposes. At our option, interest on outstanding borrowings is based on either a base rate plus a margin ranging from 0.00% to 0.50% or a London Interbank Offered Rate, or LIBOR, plus a margin ranging from 0.75% to 1.50%. The applicable margins are subject to adjustments based on our leverage ratio. The revolving credit facility currently bears interest at a base rate plus a margin of 0.00% or a LIBOR plus a margin of 0.75%.
In November 2008, our Board of Directors approved a program to repurchase up to $150.0 million of our common stock. Given current market conditions, we believe that it is appropriate to use a portion of our capital resources to repurchase common stock at prices which would equal or exceed the rates of return we require when we invest in new beds. Funds for the repurchase of shares are expected to come primarily from cash on hand, borrowings under our credit facility and cash from operating activities. During the fourth quarter of 2008, we completed the purchase of 1.1 million shares of our common stock for $16.6 million.
We have the ability to fund our capital expenditure requirements, including the aforementioned construction projects, as well as our information technology expenditures, working capital, debt service requirements, and the stock repurchase program, with cash on hand, net cash provided by operations, and borrowings available under our revolving credit facility.
As of December 31, 2008, our liquidity was provided by cash on hand of $34.1 million, and $191.3 million available under our $450.0 million revolving credit facility. During the years ended December 31, 2008 and 2007, we generated $273.6 million and $250.9 million, respectively, in cash through operating activities, and as of December 31, 2008 and 2007, we had net working capital of $146.5 million and $125.9 million, respectively. We currently expect to be able to meet our cash expenditure requirements for the next year utilizing these resources. None of our outstanding debt requires scheduled principal repayments, and we have no debt maturities until May 2011. We also have an option to increase the availability under our revolving credit facility by up to $300.0 million subject to, among other things, the receipt of commitments for the increased amount. In addition, as a “well-known seasoned issuer”, as currently defined by the SEC, we have the ability to file a “shelf” registration statement that automatically becomes effective enabling us to issue debt and equity securities from time to time when we determine that market conditions and the opportunity to utilize the proceeds from the issuance of such securities are favorable.
As a result of current economic conditions, including turmoil and uncertainty in the capital markets, credit markets have tightened significantly such that the ability to obtain new capital has become more challenging and more expensive. In addition, several large financial institutions have either recently failed or been dependent on the assistance of the federal government to continue to operate as a going concern. Lehman Brothers Commercial Bank (“Lehman”) which had a $15.0 million credit commitment under our $450 Million Revolving Credit Facility, is a defaulting lender under the terms of the credit agreement. At December 31, 2008, Lehman had funded $4.6 million that remained outstanding on the facility, which will be repaid on a pro-rata basis to the extent that LIBOR-based loans are repaid. It is our expectation that going forward we will not have access to additional incremental funding from Lehman, and to the extent that their funding is reduced, it will not be replaced. We do not believe that this reduction of credit has had a material effect on our liquidity and capital resources. None of the other banks providing commitments under our $450 Million Revolving Credit Facility have failed to fund borrowings we have requested. However, no assurance can be provided that all of the banks in the lending group will continue to operate as a going concern in the future. If any of the banks in the lending group were to fail, it is possible that the capacity under our $450 Million Revolving Credit Facility would be reduced further.
In the unlikely event that the capacity under our revolving credit facility was reduced significantly, we could be required to obtain capital from alternate sources in order to continue with our business and capital strategies. Our options for addressing such capital constraints would include, but not be limited to (i) reducing or suspending the stock repurchase program, (ii) delaying certain capital expenditure projects, (iii) obtaining commitments from the remaining banks in the lending group or from new banks to fund increased amounts under the terms of our revolving credit facility, or (iv) accessing the public capital markets. Although we believe we would be able to obtain additional capital if needed, such alternatives in the current market could be on terms less favorable than our existing terms, which could have a material effect on our consolidated financial position, results of operations, and cash flows.
Our cash flow is subject to the receipt of sufficient funding of and timely payment by contracting governmental entities. If the appropriate governmental agency does not receive sufficient appropriations to cover its contractual obligations, it may terminate our contract or delay or reduce payment to us. Any delays in payment, or the termination of a contract, could have an adverse effect on our cash flow and financial condition.
At December 31, 2008, the interest rates on all our outstanding indebtedness were fixed, with the exception of the interest rate applicable to $217.2 million outstanding under our revolving credit facility, with a total weighted average effective interest rate of 6.5%, while our total weighted average maturity was 3.6 years. Standard & Poor’s Ratings Services currently rates our unsecured debt and corporate credit as “BB”, while Moody’s Investors Service currently rates our unsecured debt as “Ba2”.
Operating Activities
Our net cash provided by operating activities for the year ended December 31, 2008 was $273.6 million compared with $250.9 million in 2007 and $172.0 million in 2006. Cash provided by operating activities represents the year to date net income plus depreciation and amortization, changes in various components of working capital, and adjustments for expenses associated with debt refinancing and recapitalization transactions and various non-cash charges, including primarily deferred income taxes. The increase in cash provided by operating activities during each year was primarily the result of an increase in higher operating income.
Investing Activities
Our cash flow used in investing activities was $514.4 million for the year ended December 31, 2008, and was primarily attributable to capital expenditures during the year of $515.6 million, including $480.5 million for the expansion and development activities previously discussed herein, and $35.1 million for facility maintenance and information technology capital expenditures. Our cash flow used in investing activities was $253.7 million for the year ended December 31, 2007, and was primarily attributable to capital expenditures during the year of $343.1 million, including $296.4 million for expansion and development activities and $46.7 million for facility maintenance and information technology capital expenditures. Cash flow used in investing activities was partially offset by the proceeds from the sale of investments of $86.7 million. During the year ended December 31, 2006, our cash flow used in investing activities was $226.3 million, primarily resulting from capital expenditures of $163.1 million, including $112.8 million for expansion and development activities and $50.3 million for facility maintenance and information technology capital expenditures.
Financing Activities
Our cash flow provided by financing activities was $216.9 million for the year ended December 31, 2008 and was primarily attributable to $217.2 million of net borrowings from our revolving credit facility, as well as the cash flows associated with the exercising of stock options, including the related income tax benefit of equity compensation, net of the purchase and retirement of common stock.
Our cash flow provided by financing activities was $31.7 million for the year ended December 31, 2007 and was primarily attributable to the cash flows associated with the exercise of stock options, including related income tax benefit of equity compensation, net of the purchase and retirement of common stock.
Our cash flow used in financing activities was $18.6 million for the year ended December 31, 2006 and was primarily attributable to the aforementioned refinancing and recapitalization transactions completed during 2006, combined with proceeds received from the exercise of stock options and the related income tax benefit of equity compensation.
Contractual Obligations
The following schedule summarizes our contractual obligations by the indicated period as of December 31, 2008 (in thousands):

	Payments Due By Year Ended December 31,
	2009	2010	2011	2012	2013	Thereafter	Total

Long-term debt	$—	$—	$450,000	$217,245	$375,000	$150,000	$1,192,245
Interest on senior notes	67,313	67,313	44,813	33,563	14,943	844	228,789
Contractual facility expansions	56,820	19,677	—	—	—	—	76,497
Operating leases	3,452	3,511	2,886	1,861	1,870	3,398	16,978

Total Contractual Cash Obligations	$127,585	$90,501	$497,699	$252,669	$391,813	$154,242	$1,514,509

The cash obligations in the table above do not include future cash obligations for variable interest associated with our outstanding revolving credit facility as projections would be based on future outstanding balances as well as future variable interest rates, as we are unable to make reliable estimates of either expense. Further, the cash obligations in the table above also do not include future cash obligations for uncertain tax positions recorded pursuant to FIN 48 as we are unable to make reliable estimates of the timing of such payments, if any, to the taxing authorities. We had $32.2 million of letters of credit outstanding at December 31, 2008 primarily to support our requirement to repay fees and claims under our workers’ compensation plan in the event we do not repay the fees and claims due in accordance with the terms of the plan. The letters of credit are renewable annually. We did not have any draws under any outstanding letters of credit during 2008, 2007, or 2006. The contractual facility expansions included in the table above represent expansion or development projects for which we have already entered into a contract with a customer that obligates us to complete the expansion or development project. Certain of our other ongoing construction and expansion projects are not currently under contract and thus are not included as a contractual obligation above as we may generally suspend or terminate such projects without substantial penalty.
INFLATION
We do not believe that inflation has had a direct adverse effect on our operations. Many of our management contracts include provisions for inflationary indexing, which mitigates an adverse impact of inflation on net income. However, a substantial increase in personnel costs, workers’ compensation or food and medical expenses could have an adverse impact on our results of operations in the future to the extent that these expenses increase at a faster pace than the per diem or fixed rates we receive for our management services.
SEASONALITY AND QUARTERLY RESULTS
Our business is somewhat subject to seasonal fluctuations. Because we are generally compensated for operating and managing facilities at an inmate per diem rate, our financial results are impacted by the number of calendar days in a fiscal quarter. Our fiscal year follows the calendar year and therefore, our daily profits for the third and fourth quarters include two more days than the first quarter (except in leap years) and one more day than the second quarter. Further, salaries and benefits represent the most significant component of operating expenses. Significant portions of the Company’s unemployment taxes are recognized during the first quarter, when base wage rates reset for state unemployment tax purposes. Finally, quarterly results are affected by government funding initiatives, the timing of the opening of new facilities, or the commencement of new management contracts and related start-up expenses which may mitigate or exacerbate the impact of other seasonal influences. Because of these seasonality factors, results for any quarter are not necessarily indicative of the results that may be achieved for the full fiscal year.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.
Our primary market risk exposure is to changes in U.S. interest rates. We are exposed to market risk related to our revolving credit facility because the interest rate on our revolving credit facility is subject to fluctuations in the market. If the interest rate for our outstanding indebtedness under the revolving credit facility was 100 basis points higher or lower during the year ended December 31, 2008, our interest expense, net of amounts capitalized, would have been increased or decreased by $1.2 million. We had no amounts outstanding under the revolving credit facility during the years ended December 31, 2007 and 2006.
As of December 31, 2008, we had outstanding $450.0 million of senior notes with a fixed interest rate of 7.5%, $375.0 million of senior notes with a fixed interest rate of 6.25%, and $150.0 million of senior notes with a fixed interest rate of 6.75%. Because the interest rates with respect to these instruments are fixed, a hypothetical 100 basis point increase or decrease in market interest rates would not have a material impact on our financial statements.

We may, from time to time, invest our cash in a variety of short-term financial instruments. These instruments generally consist of highly liquid investments with original maturities at the date of purchase of three months or less. While these investments are subject to interest rate risk and will decline in value if market interest rates increase, a hypothetical 100 basis point increase or decrease in market interest rates would not materially affect the value of these instruments.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders of
Corrections Corporation of America
We have audited the accompanying consolidated balance sheets of Corrections Corporation of America and Subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corrections Corporation of America and Subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 12 to the consolidated financial statements, effective January 1, 2007, Corrections Corporation of America changed its accounting for income tax contingencies in connection with the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Corrections Corporation of America’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 19, 2009, (not provided herein) expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Ernst & Young LLP

Nashville, Tennessee
February 19, 2009, except for Note
13, as to which the date
is May 14, 2009

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,
	2008	2007

ASSETS
Cash and cash equivalents	$34,077	$57,824
Accounts receivable, net of allowance of $2,689 and $3,914, respectively	261,101	234,812
Deferred tax assets	16,108	12,250
Prepaid expenses and other current assets	23,472	20,908
Current assets of discontinued operations	3,541	7,288
Assets held for sale	—	7,581

Total current assets	338,299	340,663

Property and equipment, net	2,478,670	2,085,924

Restricted cash	6,710	6,511
Investment in direct financing lease	13,414	14,503
Goodwill	13,672	13,672
Other assets	20,455	23,401
Non-current assets of discontinued operations	154	1,066

Total assets	$2,871,374	$2,485,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$189,049	$208,209
Income taxes payable	450	964
Current portion of long-term debt	290	290
Current liabilities of discontinued operations	2,034	5,268

Total current liabilities	191,823	214,731

Long-term debt, net of current portion	1,192,632	975,677
Deferred tax liabilities	68,349	34,271
Other liabilities	38,211	39,086

Total liabilities	1,491,015	1,263,765

Commitments and contingencies

Common stock — $0.01 par value; 300,000 shares authorized; 124,673 and 124,472 shares issued and outstanding at December 31, 2008 and 2007, respectively	1,247	1,245
Additional paid-in capital	1,576,177	1,568,736
Retained deficit	(197,065)	(348,006)

Total stockholders’ equity	1,380,359	1,221,975

Total liabilities and stockholders’ equity	$2,871,374	$2,485,740

The accompanying notes are an integral part of these consolidated financial statements.

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the Years Ended December 31,
	2008	2007	2006
REVENUE:
Management and other	$1,581,593	$1,439,826	$1,287,297
Rental	2,576	2,399	2,218

	1,584,169	1,442,225	1,289,515

EXPENSES:
Operating	1,112,679	1,025,040	937,491
General and administrative	80,308	74,399	63,593
Depreciation and amortization	90,555	78,396	67,150
Goodwill impairment	—	554	—

	1,283,542	1,178,389	1,068,234

OPERATING INCOME	300,627	263,836	221,281

OTHER (INCOME) EXPENSE:
Interest expense, net	59,404	53,776	58,783
Expenses associated with debt refinancing and recapitalization transactions	—	—	982
Other (income) expense	292	(308)	(260)

	59,696	53,468	59,505

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	240,931	210,368	161,776

Income tax expense	(90,933)	(79,367)	(59,455)

INCOME FROM CONTINUING OPERATIONS	149,998	131,001	102,321

Income from discontinued operations, net of taxes	943	2,372	2,918

NET INCOME	$150,941	$133,373	$105,239

BASIC EARNINGS PER SHARE:
Income from continuing operations	$1.20	$1.07	$0.86
Income from discontinued operations, net of taxes	0.01	0.02	0.02

Net income	$1.21	$1.09	$0.88

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$1.19	$1.04	$0.84
Income from discontinued operations, net of taxes	0.01	0.02	0.02

Net income	$1.20	$1.06	$0.86

The accompanying notes are an integral part of these consolidated financial statements.

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$150,941	$133,373	$105,239
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	91,461	78,682	67,673
Goodwill impairment	—	1,574	—
Amortization of debt issuance costs and other non-cash interest	3,812	3,931	4,433
Expenses associated with debt refinancing and recapitalization transactions	—	—	982
Deferred income taxes	29,813	9,576	31,141
Other (income) expense	253	(303)	(228)
Other non-cash items	983	307	458
Income tax benefit of equity compensation	(9,044)	(21,225)	(18,161)
Non-cash equity compensation	9,679	7,500	6,175
Changes in assets and liabilities, net:
Accounts receivable, prepaid expenses and other assets	(25,150)	(6,950)	(63,716)
Accounts payable, accrued expenses and other liabilities	12,307	25,649	18,423
Income taxes payable	8,530	18,766	19,536

Net cash provided by operating activities	273,585	250,880	171,955

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for facility development and expansions	(480,511)	(296,453)	(112,791)
Expenditures for other capital improvements	(35,135)	(46,688)	(50,331)
Proceeds from sale of investments	—	86,716	—
Purchases of investments	—	(3,886)	(63,816)
(Increase) decrease in restricted cash	—	5,641	(255)
Proceeds from sale of assets	1,002	737	71
(Increase) decrease in other assets	(684)	(610)	57
Payments received on direct financing lease and notes receivable	965	855	758

Net cash used in investing activities	(514,363)	(253,688)	(226,307)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	293,800	—	150,000
Scheduled principal repayments	—	—	(138)
Principal repayments of debt	(76,555)	—	(148,950)
Payment of debt issuance and other refinancing and related costs	(89)	(1,997)	(3,976)
Proceeds from exercise of stock options and warrants	10,308	16,006	15,765
Purchase and retirement of common stock	(19,621)	(3,579)	(12,290)
Income tax benefit of equity compensation	9,044	21,225	18,161

Net cash provided by financing activities	216,887	31,655	18,572

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(23,891)	28,847	(35,780)

CASH AND CASH EQUIVALENTS, beginning of year	57,968	29,121	64,901

CASH AND CASH EQUIVALENTS, end of year	$34,077	$57,968	$29,121

(Continued)

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Continued)

	For the Years Ended December 31,
	2008	2007	2006
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest (net of amounts capitalized of $13,526, $7,613, and $4,658 in 2008, 2007, and 2006, respectively)	$58,531	$60,595	$60,575

Income taxes	$54,914	$51,255	$13,690

The accompanying notes are an integral part of these consolidated financial statements.

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006
(in thousands)

			Additional		Retained	Total
	Common Stock		Paid-In	Deferred	Earnings	Stockholders’
	Shares	Par Value	Capital	Compensation	(Deficit)	Equity
BALANCE, December 31, 2005	119,082	$1,191	$1,505,390	$(5,563)	$(584,387)	$916,631

Comprehensive income:
Net income	—	—	—	—	105,239	105,239

Total comprehensive income	—	—	—	—	105,239	105,239

Issuance of common stock	—	—	50	—	—	50
Retirement of common stock	(728)	(7)	(12,283)	—	—	(12,290)
Amortization of deferred compensation, net of forfeitures	(112)	(1)	4,565	—	—	4,564
Stock option compensation expense	—	—	1,561	—	—	1,561
Income tax benefit of equity compensation	—	—	18,161	—	—	18,161
Restricted stock grant	512	5	(5)	—	—	—
Reclassification of deferred compensation on nonvested stock upon adoption of SFAS 123R	—	—	(5,563)	5,563	—	—
Stock options exercised	3,330	33	15,732	—	—	15,765

BALANCE, December 31, 2006	122,084	$1,221	$1,527,608	$—	$(479,148)	$1,049,681

(Continued)

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006
(in thousands)
(Continued)

			Additional		Retained	Total
	Common Stock		Paid-In	Deferred	Earnings	Stockholders’
	Shares	Par Value	Capital	Compensation	(Deficit)	Equity
BALANCE, December 31, 2006	122,084	$1,221	$1,527,608	$—	$(479,148)	$1,049,681

Comprehensive income:
Net income	—	—	—	—	133,373	133,373

Total comprehensive income	—	—	—	—	133,373	133,373

Issuance of common stock	1	—	25	—	—	25
Retirement of common stock	(130)	(1)	(3,578)	—	—	(3,579)
Amortization of deferred compensation, net of forfeitures	(134)	(1)	5,101	—	—	5,100
Stock option compensation expense	—	—	2,375	—	—	2,375
Income tax benefit of equity compensation	—	—	21,225	—	—	21,225
Warrants exercised	75	1	832	—	—	833
Restricted stock grant	312	3	(3)	—	—	—
Stock options exercised	2,264	22	15,151	—	—	15,173
Cumulative effect of accounting change	—	—	—	—	(2,231)	(2,231)

BALANCE, December 31, 2007	124,472	$1,245	$1,568,736	$—	$(348,006)	$1,221,975

(Continued)

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006
(in thousands)
(Continued)

			Additional		Retained	Total
	Common Stock		Paid-In	Deferred	Earnings	Stockholders’
	Shares	Par Value	Capital	Compensation	(Deficit)	Equity

BALANCE, December 31, 2007	124,472	$1,245	$1,568,736	$—	$(348,006)	$1,221,975

Comprehensive income:
Net income	—	—	—	—	150,941	150,941

Total comprehensive income	—	—	—	—	150,941	150,941

Issuance of common stock	1	—	25	—	—	25
Retirement of common stock	(1,263)	(13)	(21,575)	—	—	(21,588)
Amortization of deferred compensation, net of forfeitures	(41)	—	5,865	—	—	5,865
Stock option compensation expense	—	—	3,789	—	—	3,789
Income tax benefit of equity compensation	—	—	9,044	—	—	9,044
Warrants exercised	150	2	1,665	—	—	1,667
Restricted stock grant	279	2	(2)	—	—	—
Stock options exercised	1,075	11	8,630	—	—	8,641

BALANCE, December 31, 2008	124,673	$1,247	$1,576,177	$—	$(197,065)	$1,380,359

The accompanying notes are an integral part of these consolidated financial statements.

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008, 2007 AND 2006

1.	ORGANIZATION AND OPERATIONS

Corrections Corporation of America (together with its subsidiaries, the “Company”) is the nation’s largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. As of December 31, 2008, the Company owned 46 correctional and detention facilities, three of which the Company leased to other operators. At December 31, 2008, the Company operated 65 facilities, including 43 facilities that it owned, located in 19 states and the District of Columbia. Further, during the second quarter of 2008 the Company was awarded a contract by the Office of Federal Detention Trustee to design, build, and operate a new 1,072-bed correctional facility in Pahrump, Nevada, which is currently expected to be completed during the third quarter of 2010.

The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company’s facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to help reduce recidivism and to prepare inmates for their successful reentry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services, and work and recreational programs.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of the Company on a consolidated basis with its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

Stock Splits

On June 7, 2007, the Company announced that its Board of Directors had declared a 2-for-1 stock split in the form of a 100% stock dividend on its common stock. The stock dividend was paid on July 6, 2007, to stockholders of record as of June 29, 2007. Each shareholder of record at the close of business on the record date received one additional share of the Company’s common stock for every one share of common stock held on that date. The number of common shares and per share amounts have been retroactively restated in the accompanying financial statements and these notes to the financial statements to reflect the increase in common shares and corresponding decrease in the per share amounts resulting from the 2-for-1 stock split.

Cash and Cash Equivalents

The Company considers all liquid debt instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

Restricted Cash

Restricted cash at December 31, 2008 and 2007 was $6.7 million and $6.5 million, respectively, for a capital improvements, replacements, and repairs reserve.

Accounts Receivable and Allowance for Doubtful Accounts

At December 31, 2008 and 2007, accounts receivable of $261.1 million and $234.8 million were net of allowances for doubtful accounts totaling $2.7 million and $3.9 million, respectively. Accounts receivable consist primarily of amounts due from federal, state, and local government agencies for operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services.

Accounts receivable are stated at estimated net realizable value. The Company recognizes allowances for doubtful accounts to ensure receivables are not overstated due to uncollectibility. Bad debt reserves are maintained for customers in the aggregate based on a variety of factors, including the length of time receivables are past due, significant one-time events and historical experience. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted.

Property and Equipment

Property and equipment are carried at cost. Assets acquired by the Company in conjunction with acquisitions are recorded at estimated fair market value in accordance with the purchase method of accounting. Betterments, renewals and significant repairs that extend the life of an asset are capitalized; other repair and maintenance costs are expensed. Interest is capitalized to the asset to which it relates in connection with the construction or expansion of facilities. Preacquisition costs directly associated with the development of a correctional facility are capitalized as part of the cost of the development project. Preacquisition costs are written-off to general and administrative expense whenever a project is abandoned. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income. Depreciation is computed over the estimated useful lives of depreciable assets using the straight-line method. Useful lives for property and equipment are as follows:

Land improvements	5 — 20 years
Buildings and improvements	5 — 50 years
Equipment and software	3 — 5 years
Office furniture and fixtures	5 years
Intangible Assets Other Than Goodwill
Intangible assets other than goodwill include contract acquisition costs and contract values established in connection with certain business combinations. Contract acquisition costs (included in other non-current assets in the accompanying consolidated balance sheets) and contract values (included in other non-current liabilities in the accompanying consolidated balance sheets) represent the estimated fair values of the identifiable intangibles acquired in connection with mergers and acquisitions completed during 2000. Contract acquisition costs and contract values are generally amortized into amortization expense using the interest method over the lives of the related management contracts acquired, which range from three months to approximately 19 years.

Accounting for the Impairment of Long-Lived Assets Other Than Goodwill
Long-lived assets other than goodwill are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable.
Goodwill
Goodwill represents the cost in excess of the net assets of businesses acquired in the Company’s managed-only segment. As further discussed in Note 3, goodwill is tested for impairment at least annually using a fair-value based approach.
Investment in Direct Financing Lease
Investment in direct financing lease represents the portion of the Company’s management contract with a governmental agency that represents capitalized lease payments on buildings and equipment. The lease is accounted for using the financing method and, accordingly, the minimum lease payments to be received over the term of the lease less unearned income are capitalized as the Company’s investment in the lease. Unearned income is recognized as income over the term of the lease using the interest method.
Investment in Affiliates
Investments in affiliates that are equal to or less than 50%-owned over which the Company can exercise significant influence are accounted for using the equity method of accounting.
Debt Issuance Costs
Generally, debt issuance costs, which are included in other assets in the consolidated balance sheets, are capitalized and amortized into interest expense on a straight-line basis, which is not materially different than the interest method, over the term of the related debt. However, certain debt issuance costs incurred in connection with debt refinancings are charged to expense in accordance with Emerging Issues Task Force Issue No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments.”
Management and Other Revenue
The Company maintains contracts with certain governmental entities to manage their facilities for fixed per diem rates. The Company also maintains contracts with various federal, state, and local governmental entities for the housing of inmates in company-owned facilities at fixed per diem rates or monthly fixed rates. These contracts usually contain expiration dates with renewal options ranging from annual to multi-year renewals. Most of these contracts have current terms that require renewal every two to five years. Additionally, most facility management contracts contain clauses that allow the government agency to terminate a contract without cause, and are generally subject to legislative appropriations. The Company generally expects to renew these contracts for periods consistent with the remaining renewal options allowed by the contracts or other reasonable extensions; however, no assurance can be given that such renewals will be obtained. Fixed monthly rate revenue is recorded in the month earned and fixed per diem revenue, including revenue under those contracts that include guaranteed minimum populations, is recorded based on the per diem rate multiplied by the number of inmates housed or guaranteed during the respective period.
The Company recognizes any additional management service revenues upon completion of services provided to the customer. Certain of the government agencies also have the authority to audit and investigate the Company’s contracts with them. For contracts that actually or effectively provide for certain reimbursement of expenses, if the agency determines that the Company has improperly allocated costs to a specific contract, the Company may not be reimbursed for those costs and could be required to refund the amount of any such costs that have been reimbursed. The reimbursement of expenses is recognized as a reduction to expense in the period the expenses are incurred by the Company. There were no material adverse audit findings during any of the periods presented.
Other revenue consists primarily of ancillary revenues associated with operating correctional and detention facilities, such as commissary, phone, and vending sales, and are recorded in the period the goods and services are provided to the inmates. Revenues generated from prisoner transportation services for governmental agencies are recorded in the period the inmates have been transported to their destination. Design and construction management fees earned from governmental agencies for certain expansion and development projects at managed-only facilities operated by the Company are recorded based on a percentage of completion of the construction project.
Rental Revenue
Rental revenue is recognized based on the terms of the Company’s leases.
Self-Funded Insurance Reserves
The Company is significantly self-insured for employee health, workers’ compensation, automobile liability insurance claims, and general liability claims. As such, the Company’s insurance expense is largely dependent on claims experience and the Company’s ability to control its claims experience. The Company has consistently accrued the estimated liability for employee health insurance based on its history of claims experience and time lag between the incident date and the date the cost is paid by the Company. The Company has accrued the estimated liability for workers’ compensation and automobile insurance based on an actuarially determined liability, discounted to the net present value of the outstanding liabilities, using a combination of actuarial methods used to project ultimate losses. The liability for employee health, workers’ compensation, and automobile insurance includes estimates for both claims incurred and for claims incurred but not reported. The Company records litigation reserves related to general liability matters for which it is probable that a loss has been incurred and the range of such loss can be estimated. These estimates could change in the future.
Income Taxes
Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 generally requires the Company to record deferred income taxes for the tax effect of differences between book and tax bases of its assets and liabilities.
Deferred income taxes reflect the available net operating losses and the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Company’s past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of its deferred tax assets, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

Income tax contingencies are accounted for under the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Foreign Currency Transactions

The Company has extended a working capital loan to Agecroft Prison Management, Ltd. (“APM”), the operator of a correctional facility in Salford, England previously owned by a subsidiary of the Company. The working capital loan is denominated in British pounds; consequently, the Company adjusts these receivables to the current exchange rate at each balance sheet date and recognizes the unrealized currency gain or loss in current period earnings. See Note 6 for further discussion of the Company’s relationship with APM.

Fair Value of Financial Instruments

To meet the reporting requirements of Statement of Financial Accounting Standards No. 107, “Disclosures About Fair Value of Financial Instruments,” the Company calculates the estimated fair value of financial instruments using quoted market prices of similar instruments or discounted cash flow techniques. At December 31, 2008 and 2007, there were no material differences between the carrying amounts and the estimated fair values of the Company’s financial instruments, other than as follows (in thousands):

	December 31,
	2008		2007
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Investment in direct financing lease	$14,503	$17,999	$15,468	$19,054
Note receivable from APM	$4,567	$7,734	$6,301	$10,210
Debt	$(1,192,922)	$(1,163,744)	$(975,967)	$(982,688)

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and those differences could be material.

Concentration of Credit Risks

The Company’s credit risks relate primarily to cash and cash equivalents, restricted cash, accounts receivable, and an investment in a direct financing lease. Cash and cash equivalents and restricted cash are primarily held in bank accounts and overnight investments. The Company maintains deposits of cash in excess of federally insured limits with certain financial institutions. The Company’s accounts receivable and investment in direct financing lease represent amounts due primarily from governmental agencies. The Company’s financial instruments are subject to the possibility of loss in carrying value as a result of either the failure of other parties to perform according to their contractual obligations or changes in market prices that make the instruments less valuable.

The Company derives its revenues primarily from amounts earned under federal, state, and local government management contracts. For the years ended December 31, 2008, 2007, and 2006, federal correctional and detention authorities represented 40%, 41%, and 41%, respectively, of the Company’s total revenue. Federal correctional and detention authorities consist primarily of the Federal Bureau of Prisons, or BOP, the United States Marshals Service, or USMS, and the U.S. Immigration and Customs Enforcement, or ICE. The BOP accounted for 13%, 13%, and 15% of total revenue for 2008, 2007, and 2006, respectively. The USMS accounted for 14%, 15%, and 15% of total revenue for 2008, 2007, and 2006, respectively. The ICE accounted for 13%, 14%, and 11% of total revenue for 2008, 2007, and 2006, respectively. These federal customers have management contracts at facilities the Company owns and at facilities the Company manages but does not own. Although the revenue generated from each of these agencies is derived from numerous management contracts, the loss of one or more of such contracts could have a material adverse impact in our financial condition and results of operations. No other customer generated more than 10% of total revenue during 2008, 2007, or 2006.

Comprehensive Income

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income encompasses all changes in stockholders’ equity except those arising from transactions with stockholders.

The Company reports comprehensive income in the consolidated statements of stockholders’ equity.

Accounting for Stock-Based Compensation

Restricted Stock

The Company amortizes the fair market value as of the grant date of restricted stock awards over the vesting period using the straight-line method. The fair market value of performance-based restricted stock is amortized over the vesting period as long as the Company expects to meet the performance criteria. If achievement of the performance criteria becomes improbable, an adjustment is made to reverse the expense previously incurred.

Other Stock-Based Compensation

The Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment (“SFAS 123R”) on January 1, 2006 using the “modified prospective” method. The “modified prospective” method requires compensation cost to be recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remained unvested on the effective date.

At December 31, 2008 the Company had equity incentive plans, which are described more fully in Note 14. The Company accounts for those plans under the recognition and measurement principles of SFAS 123R. All options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

Effective December 30, 2005, the Company’s board of directors approved the acceleration of the vesting of outstanding options previously awarded to executive officers and employees under its Amended and Restated 1997 Employee Share Incentive Plan and its Amended and Restated 2000 Stock Incentive Plan. As a result of the acceleration, approximately 3.0 million unvested options became exercisable, 45% of which were otherwise scheduled to vest in February 2006. All of the unvested options were “in-the-money” on the effective date of acceleration.

The purpose of the accelerated vesting of stock options was to enable the Company to avoid recognizing compensation expense associated with these options in future periods as required by SFAS 123R, estimated at the date of acceleration to be $3.8 million in 2006, $2.0 million in 2007, and $0.5 million in 2008. In order to prevent unintended benefits to the holders of these stock options, the Company imposed resale restrictions to prevent the sale of any shares acquired from the exercise of an accelerated option prior to the original vesting date of the option. The resale restrictions automatically expire upon the individual’s termination of employment. All other terms and conditions applicable to such options, including the exercise prices, remained unchanged. As a result of the acceleration, the Company recognized a non-cash, pre-tax charge of $1.0 million in the fourth quarter of 2005 for the estimated value of the stock options that would have otherwise been forfeited.

3.	GOODWILL AND INTANGIBLES

Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), establishes accounting and reporting requirements for goodwill and other intangible assets. Under SFAS 142, goodwill attributable to each of the Company’s reporting units is tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value is determined using a collaboration of various common valuation techniques, including market multiples and discounted cash flows. These impairment tests are required to be performed at least annually. The Company performs its impairment tests during the fourth quarter, in connection with the Company’s annual budgeting process, and whenever circumstances indicate the carrying value of goodwill may not be recoverable.

During the fourth quarter of 2007, in connection with the Company’s annual budgeting process and annual goodwill impairment analysis, the Company recognized a goodwill impairment charge of $1.6 million related to the management of two of the Company’s managed-only facilities. This impairment charge resulted from recent poor operating performance combined with an unfavorable forecast of future cash flows under the current management contracts at these facilities. The impairment charge was computed using a discounted cash flow method. During 2008, the Company exercised its option to terminate one of the management contracts upon expiration of the contract in the fourth quarter of 2008. Since the operations of this facility were reclassified and reported as discontinued operations, the goodwill impairment charge associated with this facility of $1.0 million is included in income from discontinued operations in 2007. See Note 13.

The components of the Company’s other identifiable intangible assets and liabilities are as follows (in thousands):

	December 31, 2008		December 31, 2007
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Contract acquisition costs	$873	$(860)	$873	$(859)
Contract values	(35,688)	29,896	(35,688)	25,977

Total	$(34,815)	$29,036	$(34,815)	$25,118

Contract acquisition costs are included in other non-current assets and contract values are included in other non-current liabilities in the accompanying consolidated balance sheets. Contract values are amortized using the interest method. Amortization income, net of amortization expense, for intangible assets and liabilities during the years ended December 31, 2008, 2007, and 2006 was $4.7 million, $4.3 million and $4.6 million, respectively. Interest expense associated with the amortization of contract values for the years ended December 31, 2008, 2007, and 2006 was $0.7 million, $1.1 million, and $1.5 million, respectively. Estimated amortization income, net of amortization expense, for the five succeeding fiscal years is as follows (in thousands):

2009	$3,204
2010	2,534
2011	134
2012	134
2013	134
4.	PROPERTY AND EQUIPMENT

At December 31, 2008, the Company owned 48 real estate properties, including 46 correctional and detention facilities, three of which the Company leased to other operators, and two corporate office buildings. At December 31, 2008, the Company also managed 22 correctional and detention facilities owned by government agencies.

Property and equipment, at cost, consists of the following (in thousands):

	December 31,
	2008	2007

Land and improvements	$71,346	$61,382
Buildings and improvements	2,666,103	2,111,692
Equipment	226,645	198,118
Office furniture and fixtures	27,913	26,685
Construction in progress	85,206	195,663

	3,077,213	2,593,540
Less: Accumulated depreciation	(598,543)	(507,616)

	$2,478,670	$2,085,924

Construction in progress primarily consists of correctional facilities under construction or expansion. Interest is capitalized on construction in progress in accordance with Statement of Financial Accounting Standards No. 34, “Capitalization of Interest Cost” and amounted to $13.5 million, $7.6 million, and $4.7 million in 2008, 2007, and 2006, respectively.

Depreciation expense was $95.3 million, $82.7 million, and $71.7 million for the years ended December 31, 2008, 2007, and 2006, respectively.

As of December 31, 2008, ten of the facilities owned by the Company are subject to options that allow various governmental agencies to purchase those facilities. Certain of these options to purchase are based on a depreciated book value while others are based on a fair market value calculation. In addition, two facilities that are also subject to purchase options, are constructed on land that the Company leases from governmental agencies under ground leases. Under the terms of those ground leases, the facilities become the property of the governmental agencies upon expiration of the ground leases. The Company depreciates these properties over the shorter of the term of the applicable ground lease or the estimated useful life of the property.

The Company leases portions of the land and building of the San Diego Correctional Facility under an operating lease with varying lease terms ranging from December 2011 through December 2015. The Company also leases land and building at the Elizabeth Detention Center under operating leases that expire June 2015. The rental expense incurred for these leases was $3.5 million, $3.4 million, and $2.3 million for the years ended December 31, 2008, 2007, and 2006, respectively. Future minimum lease payments as of December 31, 2008 under these operating leases are as follows:

2009	$3,452
2010	3,511
2011	2,886
2012	1,861
2013	1,870
Assets Held for Sale

During November 2007, the Company accepted an unsolicited purchase offer from Community Education Partners (“CEP”), a third party lessee, to purchase one of the Company’s owned and leased properties located in Houston, Texas. As of December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the Company classified the net book value of the facility of $7.6 million as held for sale. During February 2008, at the request of CEP, the Company agreed to extend the proposed closing date and fix the sales price through June 30, 2008. During the second quarter of 2008, CEP elected not to purchase the facility and instead signed a new lease for the facility effective July 1, 2008. As a result, the Company has reclassified the facility previously classified as held for sale as an asset to be held and used and the asset is now reported in property and equipment in the accompanying consolidated balance sheet. Further, in accordance with SFAS 144, the Company reclassified the results of operations of this facility to be included in income from continuing operations for all periods presented.

5.	FACILITY ACTIVATIONS AND DEVELOPMENTS

In July 2007, the Company announced the commencement of construction of a new correctional facility in Adams County, Mississippi. During the second quarter of 2008, the Company announced that it would increase the size of the Adams County Correctional Center. Construction of the Adams County Correctional Center was completed during the fourth quarter of 2008 at a cost of approximately $126.0 million.

In October 2007, the Company announced that it entered into a new agreement with the State of California Department of Corrections and Rehabilitation (“CDCR”) for the housing of up to 7,772 inmates from the state of California. The new contract replaced and superseded the previous contract the Company had with the CDCR, which provided housing for up to 5,670 inmates. In January 2008, this agreement was further amended to allow for an additional 360 CDCR inmates. As a result, the Company now has a contract that provides the CDCR with the ability to house up to 8,132 inmates in six of the facilities the Company owns. The agreement, which is subject to appropriations by the California legislature, expires June 30, 2011, and provides for a minimum payment based on the greater of the actual occupancy or 90% of the capacity made available to the CDCR at each facility in which inmates are housed. The minimum payments are subject to specific terms and conditions in the contract at each facility that houses CDCR inmates. As of December 31, 2008 the Company housed approximately 6,200 CDCR inmates.

Additionally, the Company announced that it would construct a new correctional facility located in Eloy, Arizona, which it expects to be fully utilized by the CDCR. The Company completed construction of the new La Palma Correctional Center during the first quarter of 2009 at a total cost of approximately $200.0 million. However, the Company opened a portion of the new facility and began receiving inmates from the state of California during the third quarter of 2008. As a condition of undertaking the substantial cost required to construct the La Palma Correctional Center, the CDCR agreed to occupy the beds allocated to it in accordance with a Phase-In Schedule, and to make a minimum payment based on the greater of the actual occupancy or 90% of the capacity available to CDCR according to the Phase-In Schedule.

In February 2008, the Company announced its intention to construct a new correctional facility in Trousdale County, Tennessee. However, during the first quarter of 2009 the Company temporarily suspended the construction of this facility until it has greater clarity around the timing of future bed absorption by its customers. The Company will continue to monitor its customers’ needs, and could promptly resume construction of the facility. Currently, the Company believes it could resume construction of the Trousdale facility at little or no incremental cost from its original estimate.

In May 2008, the Company was awarded a contract by the Office of Federal Detention Trustee to design, build, and operate a new correctional facility in Pahrump, Nevada, which is currently expected to be completed during the third quarter of 2010 for approximately $83.5 million. The new Nevada Southern Detention Center is expected to house approximately 1,000 federal prisoners. The contract provides for a guarantee of up to 750 inmates or detainees and includes an initial term of five years with three five-year renewal options.

6.	INVESTMENT IN AFFILIATE

The Company has determined that its joint venture in APM is a variable interest entity (“VIE”) in accordance with FASB Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51” (“FIN 46”), of which the Company is not the primary beneficiary. The Company has a 50% ownership interest in APM, an entity holding the management contract for a correctional facility, HM Prison Forest Bank, under a 25-year prison management contract with an agency of the United Kingdom government. The Forest Bank facility, located in Salford, England, was previously constructed and owned by a wholly-owned subsidiary of the Company, which was sold in April 2001. All gains and losses under the joint venture are accounted for using the equity method of accounting. During 2000, the Company extended a working capital loan to APM, which totaled $4.6 million as of December 31, 2008. The outstanding working capital loan represents the Company’s maximum exposure to loss in connection with APM.

For the years ended December 31, 2008 and 2007 and 2006, equity in earnings of joint venture was $0.2 million, $0.2 million, and $0.1 million respectively, which is included in other (income) expense in the consolidated statements of operations. Because the Company’s investment in APM has no carrying value, equity in losses of APM are applied as a reduction to the net carrying value of the note receivable balance, which is included in other assets in the accompanying consolidated balance sheets.

7.	INVESTMENT IN DIRECT FINANCING LEASE

At December 31, 2008, the Company’s investment in a direct financing lease represents net receivables under a building and equipment lease between the Company and the District of Columbia for the D.C. Correctional Treatment Facility.

A schedule of minimum rentals to be received under the direct financing lease in future years is as follows (in thousands):

2009	$2,793
2010	2,793
2011	2,793
2012	2,793
2013	2,793
Thereafter	9,073

Total minimum obligation	23,038
Less unearned interest income	(8,535)
Less current portion of direct financing lease	(1,089)

Investment in direct financing lease	$13,414

During the years ended December 31, 2008, 2007, and 2006, the Company recorded interest income of $1.8 million, $1.9 million, and $2.0 million, respectively, under this direct financing lease.
8.	OTHER ASSETS

Other assets consist of the following (in thousands):

	December 31,
	2008	2007

Debt issuance costs, less accumulated amortization of $14,255 and $10,898, respectively	$11,681	$15,026
Notes receivable, net	4,052	4,519
Cash surrender value of life insurance	3,753	2,881
Deposits	956	961
Contract acquisition costs, less accumulated amortization of $860 and $859, respectively	13	14

	$20,455	$23,401

9.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following (in thousands):

	December 31,
	2008	2007

Trade accounts payable	$52,911	$86,214
Accrued salaries and wages	37,063	31,272
Accrued workers’ compensation and auto liability	9,180	9,362
Accrued litigation	15,332	12,131
Accrued employee medical insurance	10,180	9,860
Accrued property taxes	17,760	14,483
Accrued interest	17,207	16,772
Other	29,416	28,115

	$189,049	$208,209

The total liability for workers’ compensation and auto liability was $24.1 million and $24.3 million as of December 31, 2008 and 2007, respectively, with the long-term portion included in other long-term liabilities in the accompanying consolidated balance sheets. These liabilities were discounted to the net present value of the outstanding liabilities using a 5.0% annual rate of return in each year. These liabilities amounted to $29.3 million and $29.7 million on an undiscounted basis as of December 31, 2008 and 2007, respectively.
10.	DIVIDENDS TO STOCKHOLDERS
Common Stock

No dividends for common stock were declared for the years ended December 31, 2008, 2007, and 2006. The indentures governing the Company’s senior unsecured notes limit the amount of dividends the Company can declare or pay on outstanding shares of its common stock. Taking into consideration these limitations, the Company’s management and its board of directors regularly evaluate the merits of declaring and paying a dividend. Future dividends, if any, will depend on the Company’s future earnings, capital requirements, financial condition, alternative uses of capital, and on such other factors as the board of directors of the Company considers relevant.

11.	DEBT

Debt consists of the following (in thousands):

	December 31,
	2008	2007
Revolving Credit Facility, principal due at maturity in December 2012; interest payable periodically at variable interest rates. The weighted average rate at December 31, 2008 was 1.7%.	$217,245	$—

7.5% Senior Notes, principal due at maturity in May 2011; interest payable semi-annually in May and November at 7.5%.	250,000	250,000

7.5% Senior Notes, principal due at maturity in May 2011; interest payable semi-annually in May and November at 7.5%. These notes were issued with a $2.3 million premium, of which $0.7 million and $1.0 million was unamortized at December 31, 2008 and 2007, respectively.	200,677	200,967

6.25% Senior Notes, principal due at maturity in March 2013; interest payable semi-annually in March and September at 6.25%.	375,000	375,000

6.75% Senior Notes, principal due at maturity in January 2014; interest payable semi-annually in January and July at 6.75%.	150,000	150,000

	1,192,922	975,967
Less: Current portion of long-term debt	(290)	(290)

	$1,192,632	$975,677

Senior Indebtedness

During January 2006, in connection with the sale and issuance of the 6.75% Senior Notes (as defined hereafter), the Company used the net proceeds to completely pay-off the outstanding balance of the then outstanding term loan portion of the senior secured bank credit facility (the “Senior Bank Credit Facility”). Additionally, in February 2006, the Company reached an agreement with a group of lenders to enter into a $150.0 million senior secured revolving credit facility with a five-year term (the “$150 Million Revolving Credit Facility”). The $150 Million Revolving Credit Facility was used to replace the existing revolving loan under the Senior Bank Credit Facility, including any outstanding letters of credit issued thereunder. The Company incurred a pre-tax charge of approximately $1.0 million during the first quarter of 2006 for the write-off of existing deferred loan costs associated with the retirement of the revolving loan and pay-off of the term loan portion of the Senior Bank Credit Facility. In September 2007, the Company exercised its option to increase the borrowing capacity under its $150 Million Revolving Credit Facility by $100.0 million, from $150.0 million to $250.0 million.

During December 2007, the Company entered into a new $450.0 million senior secured revolving credit facility (the “$450 Million Revolving Credit Facility”) arranged by Banc of America Securities LLC and Wachovia Capital Markets, LLC. The $450 Million Revolving Credit Facility replaced the Company’s previous $250.0 million senior secured revolving credit facility. The $450 Million Revolving Credit Facility is utilized to fund expansion and development projects, the stock repurchase program as further described in Note 14, as well as for working capital, capital expenditures and general corporate purposes. The Company capitalized approximately $1.9 million during the fourth quarter of 2007 for the costs related to the issuance of the $450 Million Revolving Credit Facility in accordance with EITF 98-14, “Debtors Accounting for Changes in Line-of-Credit or Revolving-Debt Arrangements.”

The $450 Million Revolving Credit Facility matures in December 2012. At the Company’s option, interest on outstanding borrowings will be based on either a base rate plus a margin ranging from 0.00% to 0.50% or a London Interbank Offered Rate (“LIBOR”) plus a margin ranging from 0.75% to 1.50%. The applicable margins are subject to adjustments based on the Company’s leverage ratio. Based on the Company’s current leverage ratio, loans under the $450 Million Revolving Credit Facility currently bear interest at the base rate plus a margin of 0.00% or at LIBOR plus a margin of 0.75%. As of December 31, 2008, the Company had $217.2 million in borrowings under the $450 Million Revolving Credit Facility as well as $32.2 million in letters of credit outstanding.

Lehman Brothers Commercial Bank (“Lehman”), which holds a $15.0 million share in the Company’s $450 Million Revolving Credit Facility, is a defaulting lender under the terms of the credit agreement. At December 31, 2008, Lehman had funded $4.6 million that remained outstanding on the facility, which will be repaid on a pro-rata basis to the extent that LIBOR-based loans are repaid. It is the Company’s expectation that going forward it will not have access to additional incremental funding from Lehman, and to the extent that their funding is reduced, it will not be replaced. The Company does not believe that this reduction of credit has a material effect on the Company’s liquidity and capital resources. None of the other banks providing commitments under the $450 Million Revolving Credit Facility have failed to fund borrowings the Company has requested. However, no assurance can be provided that all of the banks in the lending group will continue to operate as a going concern in the future. If any of the banks in the lending group were to fail, it is possible that the capacity under the $450 Million Revolving Credit Facility would be reduced further.

The $450 Million Revolving Credit Facility has a $20.0 million sublimit for swing line loans and a $100.0 million sublimit for the issuance of standby letters of credit. The Company has an option to increase the availability under the $450 Million Revolving Credit Facility by up to $300.0 million (consisting of revolving credit, term loans, or a combination of the two) subject to, among other things, the receipt of commitments for the increased amount.

The $450 Million Revolving Credit Facility is secured by a pledge of all of the capital stock of the Company’s domestic subsidiaries, 65% of the capital stock of the Company’s foreign subsidiaries, all of the Company’s accounts receivable, and all of the Company’s deposit accounts.

The $450 Million Revolving Credit Facility requires the Company to meet certain financial covenants, including, without limitation, a maximum total leverage ratio, a maximum secured leverage ratio, and a minimum interest coverage ratio. As of December 31, 2008, the Company was in compliance with all such covenants. In addition, the $450 Million Revolving Credit Facility contains certain covenants which, among other things, limits both the incurrence of additional indebtedness, investments, payment of dividends, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, prepayments and modifications of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. In addition, the $450 Million Revolving Credit Facility is subject to certain cross-default provisions with terms of the Company’s other indebtedness.

$250 Million 7.5% Senior Notes. Interest on the $250.0 million aggregate principal amount of the Company’s 7.5% unsecured senior notes issued in May 2003 (the “$250 Million 7.5% Senior Notes”) accrues at the stated rate and is payable semi-annually on May 1 and November 1 of each year. The $250 Million 7.5% Senior Notes are scheduled to mature on May 1, 2011. The Company may currently redeem all or a portion of the notes at redemption prices as set forth in the indenture governing the $250 Million 7.5% Senior Notes. The $250 Million 7.5% Senior Notes are guaranteed on an unsecured basis by all of the Company’s domestic subsidiaries.

$200 Million 7.5% Senior Notes. Interest on the $200.0 million aggregate principal amount of the Company’s 7.5% unsecured senior notes issued in August 2003 (the “$200 Million 7.5% Senior Notes”) accrues at the stated rate and is payable on May 1 and November 1 of each year. However, the notes were issued at a price of 101.125% of the principal amount of the notes, resulting in a premium of $2.25 million, which is amortized as a reduction to interest expense over the term of the notes. The $200 Million 7.5% Senior Notes were issued under the existing indenture and supplemental indenture governing the $250 Million 7.5% Senior Notes.

$375 Million 6.25% Senior Notes. Interest on $375.0 million aggregate principal amount of the Company’s 6.25% unsecured senior notes issued in March 2005 (the “6.25% Senior Notes”) accrues at the stated rate and is payable on March 15 and September 15 of each year. The 6.25% Senior Notes are scheduled to mature on March 15, 2013. The Company may redeem all or a portion of the notes at redemption prices set forth in the indenture governing the 6.25% Senior Notes.

$150 Million 6.75% Senior Notes. Interest on the $150.0 million aggregate principal amount of the Company’s 6.75% unsecured senior notes issued in January 2006 (the “6.75% Senior Notes”) accrues at the stated rate and is payable on January 31 and July 31 of each year. The 6.75% Senior Notes are scheduled to mature on January 31, 2014. The Company may redeem all or a portion of the notes on or after January 31, 2010. Redemption prices are set forth in the indenture governing the 6.75% Senior Notes.

Guarantees and Covenants. In connection with the registration with the SEC of the Company’s then outstanding 9.875% Senior Notes pursuant to the terms and conditions of a Registration Rights Agreement, after obtaining consent of the lenders under a previously outstanding senior bank credit facility, the Company transferred the real property and related assets of the Company (as the parent corporation) to certain of its subsidiaries effective December 27, 2002. Accordingly, the Company (as the parent corporation to its subsidiaries) has no independent assets or operations (as defined under Rule 3-10(f) of Regulation S-X). As a result of this transfer, assets with an aggregate net book value of $2.5 billion are no longer directly available to the parent corporation to satisfy the obligations under the $250 Million 7.5% Senior Notes, the $200 Million 7.5% Senior Notes, the 6.25% Senior Notes, or the 6.75% Senior Notes (collectively, “the Senior Notes”). Instead, the parent corporation must rely on distributions of the subsidiaries to satisfy its obligations under the Senior Notes. All of the parent corporation’s domestic subsidiaries, including the subsidiaries to which the assets were transferred, have provided full and unconditional guarantees of the Senior Notes. Each of the Company’s subsidiaries guaranteeing the Senior Notes are 100% owned subsidiaries of the Company; the subsidiary guarantees are full and unconditional and are joint and several obligations of the guarantors; and all non-guarantor subsidiaries are minor (as defined in Rule 3-10(h)(6) of Regulation S-X).

As of December 31, 2008, neither the Company nor any of its subsidiary guarantors had any material or significant restrictions on the Company’s ability to obtain funds from its subsidiaries by dividend or loan or to transfer assets from such subsidiaries.

The indentures governing the Senior Notes contain certain customary covenants that, subject to certain exceptions and qualifications, restrict the Company’s ability to, among other things, make restricted payments; incur additional debt or issue certain types of preferred stock; create or permit to exist certain liens; consolidate, merge or transfer all or substantially all of the Company’s assets; and enter into transactions with affiliates. In addition, if the Company sells certain assets (and generally does not use the proceeds of such sales for certain specified purposes) or experiences specific kinds of changes in control, the Company must offer to repurchase all or a portion of the Senior Notes. The offer price for the Senior Notes in connection with an asset sale would be equal to 100% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest and liquidated damages, if any, on the notes repurchased to the date of purchase. The offer price for the Senior Notes in connection with a change in control would be 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest and liquidated damages, if any, on the notes repurchased to the date of purchase. The Senior Notes are also subject to certain cross-default provisions with the terms of the Company’s Revolving Credit Facility, as more fully described hereafter.

Other Debt Transactions

Letters of Credit. At December 31, 2008 and 2007, the Company had $32.2 million and $34.9 million, respectively, in outstanding letters of credit. The letters of credit were issued to secure the Company’s workers’ compensation and general liability insurance policies, performance bonds and utility deposits. The letters of credit outstanding at December 31, 2008 were provided by a sub-facility under the $450 Million Revolving Credit Facility.
Debt Maturities

Scheduled principal payments as of December 31, 2008 for the next five years and thereafter are as follows (in thousands):

2009	$—
2010	—
2011	450,000
2012	217,245
2013	375,000
Thereafter	150,000

Total principal payments	1,192,245
Unamortized bond premium	677

Total debt	$1,192,922

Cross-Default Provisions

The provisions of the Company’s debt agreements relating to the $450 Million Revolving Credit Facility and the Senior Notes contain certain cross-default provisions. Any events of default under the $450 Million Revolving Credit Facility that results in the lenders’ actual acceleration of amounts outstanding hereunder also result in an event of default under the Senior Notes. Additionally, any events of default under the Senior Notes which give rise to the ability of the holders of such indebtedness to exercise their acceleration rights also result in an event of default under the $450 Million Revolving Credit Facility.

If the Company were to be in default under the $450 Million Revolving Credit Facility, and if the lenders under the $450 Million Revolving Credit Facility elected to exercise their rights to accelerate the Company’s obligations under the $450 Million Revolving Credit Facility, such events could result in the acceleration of all or a portion of the Company’s Senior Notes, which would have a material adverse effect on the Company’s liquidity and financial position. The Company does not have sufficient working capital to satisfy its debt obligations in the event of an acceleration of all or a substantial portion of the Company’s outstanding indebtedness.

12.	INCOME TAXES

The income tax expense is comprised of the following components (in thousands):

	For the Years Ended December 31,
	2008	2007	2006
Current provision
Federal	$55,258	$64,245	$26,746
State	5,862	5,546	1,568

	61,120	69,791	28,314

Deferred provision
Federal	25,609	8,972	29,247
State	4,204	604	1,894

	29,813	9,576	31,141

Income tax provision	$90,933	$79,367	$59,455

The current income tax provisions for 2008, 2007, and 2006 are net of $0.7 million, $1.4 million, and $16.0 million, respectively, of tax benefits of operating loss carry forwards.

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2008 and 2007, are as follows (in thousands):

	December 31,
	2008	2007
Current deferred tax assets:
Asset reserves and liabilities not yet deductible for tax	$20,082	$14,806

Net current deferred tax assets	20,082	14,806

Current deferred tax liabilities:
Other	(3,974)	(2,556)

Net total current deferred tax assets	$16,108	$12,250

Noncurrent deferred tax assets:
Asset reserves and liabilities not yet deductible for tax	$16,158	$14,554
Tax over book basis of certain assets	21,480	24,235
Net operating loss and tax credit carry forwards	17,114	18,627
Other	4,978	5,339

Total noncurrent deferred tax assets	59,730	62,755
Less valuation allowance	(6,533)	(7,546)

Net noncurrent deferred tax assets	53,197	55,209

Noncurrent deferred tax liabilities:
Book over tax basis of certain assets	(120,523)	(89,363)
Other	(1,023)	(117)

Total noncurrent deferred tax liabilities	(121,546)	(89,480)

Net total noncurrent deferred tax liabilities	$(68,349)	$(34,271)

Deferred income taxes reflect the available net operating losses and the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Company’s past earnings history, expected future earnings, the character and jurisdiction of such earnings, unsettled circumstances that, if unfavorably resolved, would adversely affect utilization of its deferred tax assets, carryback and carryforward periods, and tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset.

The tax benefits associated with equity-based compensation reduced income taxes payable by $9.0 million, $21.2 million, and $18.2 million during 2008, 2007, and 2006, respectively. Such benefits were recorded as increases to stockholders’ equity.

A reconciliation of the income tax provision at the statutory income tax rate and the effective tax rate as a percentage of income from continuing operations before income taxes for the years ended December 31, 2008, 2007, and 2006 is as follows:

	2008	2007	2006

Statutory federal rate	35.0%	35.0%	35.0%
State taxes, net of federal tax benefit	3.1	2.7	2.2
Permanent differences	0.6	0.9	0.8
Change in valuation allowance	(0.1)	(0.3)	0.0
Other items, net	(0.9)	(0.6)	(1.2)

	37.7%	37.7%	36.8%

The Company has approximately $6.7 million in net operating losses applicable to various states that it expects to carry forward in future years to offset taxable income in such states. Accordingly, the Company has a valuation allowance of $0.9 million for the estimated amount of the net operating losses that will expire unused, in addition to a $5.6 million valuation allowance related to state tax credits that are also expected to expire unused. Although the Company’s estimate of future taxable income is based on current assumptions that it believes to be reasonable, the Company’s assumptions may prove inaccurate and could change in the future, which could result in the expiration of additional net operating losses or credits. The Company would be required to establish a valuation allowance at such time that it no longer expected to utilize these net operating losses or credits, which could result in a material impact on its results of operations in the future.

The Company’s effective tax rate was 37.7%, 37.7%, and 36.8% during 2008, 2007, and 2006, respectively. The Company’s annual effective tax rate increased slightly in 2007 and 2008 compared with 2006 as a result of an increase in taxable income in states with higher statutory tax rates, the negative impact of a change in Texas tax law, and interest associated with uncertain tax positions required pursuant to FIN 48. The Company’s overall effective tax rate is estimated based on the Company’s current projection of taxable income and could change in the future as a result of changes in these estimates, the implementation of additional tax strategies, changes in federal or state tax rates, changes in estimates related to uncertain tax positions, or changes in state apportionment factors, as well as changes in the valuation allowance applied to the Company’s deferred tax assets that are based primarily on the amount of state net operating losses and tax credits that could expire unused.

In July 2006, the FASB issued FIN 48, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The guidance prescribed in FIN 48 establishes a recognition threshold of more likely than not that a tax position will be sustained upon examination. The measurement attribute of FIN 48 requires that a tax position be measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. FIN 48 was effective for fiscal years beginning after December 15, 2006.
Upon adoption of FIN 48 on January 1, 2007, the Company recognized a $2.2 million increase in the liability for uncertain tax positions net of certain benefits associated with state net operating losses, which was recorded as an adjustment to the January 1, 2007 balance of retained earnings. The Company has a $6.6 million liability recorded for uncertain tax positions as of December 31, 2008, included in other non-current liabilities in the accompanying balance sheet. The Company recognizes interest and penalties related to unrecognized tax positions in income tax expense. During the year ended December 31, 2008, the Company recognized $0.5 million in interest and penalties and as of December 31, 2008 the Company had approximately $0.9 million for the payment of interest and penalties accrued in other liabilities. The total amount of unrecognized tax positions that, if recognized, would affect the effective tax rate is $5.8 million. The Company does not currently anticipate that the total amount of unrecognized tax positions will significantly increase or decrease in the next twelve months.

The Company’s U.S. federal and state income tax returns for tax years 2004 and beyond remain subject to examination by the Internal Revenue Service (“IRS”). During 2008, the Company was notified that the IRS would commence an audit of the Company’s federal income tax returns for the years ended December 31, 2006 and 2007. The audit has just recently begun and, therefore, it is too early to predict the outcome of the audit. All states in which the Company files income tax returns follow the same statute of limitations as federal, with the exception of the following states whose tax years include December 31, 2002 through December 31, 2007: Arizona, California, Colorado, Kentucky, Michigan, Minnesota, New Jersey, Texas, and Wisconsin.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Unrecognized Benefit January 1, 2007	$4,772
Decreases from Prior Period Tax Positions	(111)
Increases from Current Period Tax Positions	771
Decreases Related to Settlements of Tax Positions	(396)
Decreases Due to Lapse of Statute of Limitations	—

Unrecognized Benefit December 31, 2007	$5,036

Decreases from Prior Period Tax Positions	(111)
Increases from Current Period Tax Positions	774
Decreases Related to Settlements of Tax Positions	—
Decreases Due to Lapse of Statute of Limitations	—

Unrecognized Benefit December 31, 2008	$5,699

13.	DISCONTINUED OPERATIONS

Under the provisions of SFAS 144, the identification and classification of a facility as held for sale, or the termination of any of the Company’s management contracts by expiration or otherwise, may result in the classification of the operating results of such facility, net of taxes, as a discontinued operation, so long as the financial results can be clearly identified, and so long as the Company does not have any significant continuing involvement in the operations of the component after the disposal or termination transaction.

As further described in Note 4, in November 2007, the Company accepted an unsolicited offer to sell a facility located in Houston, Texas and leased to a third-party operator. In accordance with SFAS 144, the Company classified the $7.6 million net book value of the facility as held for sale as of December 31, 2007. During the second quarter of 2008, the third-party operator elected not to purchase the facility and instead signed a new lease for the facility effective July 1, 2008. As a result, the Company has reclassified the facility previously classified as held for sale as an asset to be held and used and the asset is now reported in property and equipment in the accompanying consolidated balance sheet. Further, in accordance with SFAS 144, the Company reclassified the results of operations of this facility to be included in income from continuing operations for all periods presented.
The results of operations, net of taxes, and the assets and liabilities of six correctional facilities each as further described below, have been reflected in the accompanying consolidated financial statements as discontinued operations in accordance with SFAS 144 for the years ended December 31, 2008, 2007, and 2006.

During September 2006, the Company received notification from the Liberty County Commission in Liberty County, Texas that, as a result of a contract bidding process, the County elected to transfer management of the 380-bed Liberty County Jail/Juvenile Center to another operator. Accordingly, the Company’s contract with the County expired in January 2007 and the results of operations, net of taxes, and the assets and liabilities of this facility are being reported as discontinued operations for all periods presented.

As a result of Shelby County’s evolving relationship with the Tennessee Department of Children’s Services (“DCS”) whereby the DCS prefers to oversee the juveniles at facilities under DCS control, the Company ceased operations of the 200-bed Shelby Training Center located in Memphis, Tennessee in August 2008. The Company reclassified the results of operations, net of taxes, and the assets and liabilities of this facility, excluding property and equipment, as discontinued operations upon termination of the management contract during the third quarter of 2008 for all periods presented. The property and equipment of this facility will continue to be reported as continuing operations, as the Company retained ownership of the building and equipment and completed the purchase of the land during the fourth quarter of 2008 from Shelby County, Tennessee for $150,000. The Company is currently evaluating strategies to maximize the value of the Shelby Training Center.

In May 2008, the Company notified the Bay County Commission of its intention to exercise the Company’s option to terminate the operational management contract for the 1,150-bed Bay County Jail and Annex in Panama City, Florida, effective October 9, 2008. Accordingly, the Company’s contract with the Bay County Commission expired in October 2008 and the results of operations, net of taxes, and the assets and liabilities of this facility are being reported as discontinued operations for all periods presented.

Pursuant to a re-bid of the management contracts, during September 2008, the Company was notified by the Texas Department of Criminal Justice (“TDCJ”) of its intent to transfer the management of the 500-bed B.M. Moore Correctional Center in Overton, Texas and the 518-bed Diboll Correctional Center in Diboll, Texas to another operator, upon the expiration of the management contracts on January 16, 2009. Both of these facilities are owned by the TDCJ. Accordingly, the results of operations, net of taxes, and the assets and liabilities of these two facilities are being reported as discontinued operations upon termination of operations in the first quarter of 2009 for all periods presented.

During December 2008, the Company was notified by Hamilton County, Ohio of its intent to terminate the lease for the 850-bed Queensgate Correctional Facility located in Cincinnati, Ohio. The County elected to terminate the lease due to funding issues being experienced by the County. The Company expects to be able to find an alternative use for the facility, to include but not be limited to, a new lease arrangement, a management contract to operate the facility, or a sale of the facility to a third party. Accordingly, upon termination of the lease in the first quarter of 2009, the Company reclassified the results of operations, net of taxes, of this facility as discontinued operations for all periods presented. The property and equipment of this facility will continue to be reported as continuing operations, as the Company retained ownership of the land, building, and equipment.

The following table summarizes the results of operations for these facilities for the years ended December 31, 2008, 2007, and 2006 (in thousands):

	For the Years Ended December 31,
	2008	2007	2006
REVENUE:
Owned	$3,269	$6,715	$6,633
Managed-only	25,457	29,280	32,951
Rental	2,262	2,163	1,989

	30,988	38,158	41,573

EXPENSES:
Owned	3,354	5,840	6,273
Managed-only	25,288	27,125	30,066
Other	—	45	63
Depreciation and amortization	906	286	523
Goodwill impairment	—	1,020	—

	29,548	34,316	36,925

OPERATING INCOME	1,440	3,842	4,648

Other (income) expense	(49)	5	36

INCOME BEFORE INCOME TAXES	1,489	3,837	4,612

Income tax expense	(546)	(1,465)	(1,694)

INCOME FROM DISCONTINUED OPERATIONS, NET OF TAXES	$943	$2,372	$2,918

The assets and liabilities of the discontinued operations presented in the accompanying consolidated balance sheets are as follows (in thousands):

	December 31,
	2008	2007
ASSETS

Cash and cash equivalents	$—	$144
Accounts receivable	3,235	6,910
Prepaid expenses and other current assets	306	234

Total current assets	3,541	7,288

Property and equipment, net	154	1,056
Other assets	—	10

Total assets	$3,695	$8,354

LIABILITIES

Accounts payable and accrued expenses	$2,034	$5,268

Total current liabilities	$2,034	$5,268

14.	STOCKHOLDERS’ EQUITY

Common Stock

Restricted shares. During 2008, the Company issued approximately 279,000 shares of restricted common stock to certain of the Company’s employees, with an aggregate value of $7.5 million, including 218,000 restricted shares to employees whose compensation is charged to general and administrative expense and 61,000 restricted shares to employees whose compensation is charged to operating expense. During 2007, the Company issued approximately 312,000 shares of restricted common stock to certain of the Company’s employees, with an aggregate value of $8.3 million, including 254,000 restricted shares to employees whose compensation is charged to general and administrative expense and 58,000 shares to employees whose compensation is charged to operating expense.
The Company established performance-based vesting conditions on the restricted stock awarded to the Company’s officers and executive officers. Unless earlier vested under the terms of the restricted stock, shares issued to officers and executive officers are subject to vesting over a three-year period based upon the satisfaction of certain performance criteria. No more than one-third of such shares may vest in the first performance period; however, the performance criteria are cumulative for the three-year period. Unless earlier vested under the terms of the restricted stock, the shares of restricted stock issued to other employees of the Company vest after three years of continuous service.

Nonvested restricted common stock transactions as of December 31, 2008 and for the year then ended are summarized below (in thousands, except per share amounts).

	Shares of	Weighted average
	restricted common	grant date fair
	stock	value

Nonvested at December 31, 2007	864	$17.87
Granted	279	$26.78
Cancelled	(41)	$21.17
Vested	(373)	$14.87

Nonvested at December 31, 2008	729	$22.64

During 2008, 2007, and 2006, the Company expensed $5.9 million ($1.1 million of which was recorded in operating expenses and $4.8 million of which was recorded in general and administrative expenses), $5.1 million ($1.0 million of which was recorded in operating expenses and $4.1 million of which was recorded in general and administrative expenses), and $4.6 million ($1.3 million of which was recorded in operating expenses and $3.3 million of which was recorded in general and administrative expenses), net of forfeitures, relating to the restricted common stock, respectively. As of December 31, 2008, the Company had $7.4 million of total unrecognized compensation cost related to restricted common stock that is expected to be recognized over a remaining weighted-average period of 1.7 years.

Stock Repurchase Program. In November 2008 the Company’s Board of Directors approved a stock repurchase program to purchase up to $150.0 million of the Company’s common stock through December 31, 2009. During the fourth quarter of 2008, the Company completed the purchase of 1.1 million shares at a total cost of $16.6 million. Funds for the repurchase program are expected to come from cash on hand, net cash provided by operations, and borrowings available under the Company’s revolving credit facility.

Preferred Stock

The Company has the authority to issue 50.0 million shares of $0.01 par value per share preferred stock (the “Preferred Stock”). The Preferred Stock may be issued from time to time upon authorization by the Board of Directors, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the Company’s board of directors.

Stock Warrants

In connection with a merger completed during 2000, the Company issued warrants for the purchase of approximately 225,000 shares of its common stock, at an exercise price of $11.10 per share. On August 8, 2007, 75,000 warrants were exercised at a price of $11.10 per share. The holder of such warrants elected to satisfy the cost of the warrants using a net share settlement method, resulting in the issuance of 48,000 shares of common stock by the Company. On October 23, 2008, the holder of the remaining 150,000 warrants elected to exercise the warrants using a net share settlement method, resulting in the issuance of 77,000 shares of stock by the Company.

Stock Option Plans

The Company has equity incentive plans under which, among other things, incentive and non-qualified stock options are granted to certain employees and non-employee directors of the Company by the compensation committee of the Company’s board of directors. The options are granted with exercise prices equal to the fair market value on the date of grant. Vesting periods for options granted to employees generally range from three to four years. Options granted to non-employee directors prior to 2007 vested on the date of grant. Options granted to non-employee directors during 2007 and 2008 vest on the first anniversary of the grant date. The term of such options is ten years from the date of grant.

Stock option transactions relating to the Company’s non-qualified stock option plans are summarized below (in thousands, except exercise prices):

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	No. of	Exercise Price	Contractual	Intrinsic
	options	of options	Term	Value

Outstanding at December 31, 2007	5,292	$12.38
Granted	671	26.61
Exercised	(1,074)	8.04
Cancelled	(201)	40.28

Outstanding at December 31, 2008	4,688	$14.22	5.6	$49,963

Exercisable at December 31, 2008	3,528	$10.93	4.6	$47,782

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Company’s average stock price during 2008 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2008. This amount changes based on the fair market value of the Company’s stock. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007, and 2006 was $19.1 million, $49.1 million, and $44.8 million, respectively.

The weighted average fair value of options granted during 2008, 2007, and 2006 was $7.68, $8.70, and $5.09 per option, respectively, based on the estimated fair value using the Black-Scholes option-pricing model. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2008	2007	2006

Expected dividend yield	0.0%	0.0%	0.0%
Expected stock price volatility	26.1%	25.4%	25.2%
Risk-free interest rate	3.0%	4.7%	4.7%
Expected life of options	5 years	5 years	6 years

The Company estimates expected stock price volatility based on actual historical changes in the market value of the Company’s stock. The risk-free interest rate is based on the U.S. Treasury yield with a term that is consistent with the expected life of the stock options. The expected life of stock options is based on the Company’s historical experience and is calculated separately for groups of employees that have similar historical exercise behavior.

Nonvested stock option transactions relating to the Company’s non-qualified stock option plans as of December 31, 2008 and changes during the year ended December 31, 2008 are summarized below (in thousands, except exercise prices):

		Weighted
	Number of	average grant
	options	date fair value

Nonvested at December 31, 2007	969	$6.86
Granted	671	$7.68
Cancelled	(43)	$7.12
Vested	(437)	$5.03

Nonvested at December 31, 2008	1,160	$7.30

As of December 31, 2008, the Company had $4.8 million of total unrecognized compensation cost related to stock options that is expected to be recognized over a remaining weighted-average period of 2.0 years.

At the Company’s 2007 annual meeting of stockholders held in May 2007, the Company’s stockholders approved the 2008 Stock Incentive Plan that authorizes the issuance of new awards in respect of an aggregate of up to 6.0 million shares. In addition, during the 2003 annual meeting the stockholders approved the adoption of the Company’s Non-Employee Directors’ Compensation Plan, authorizing the Company to issue up to 225,000 shares of common stock pursuant to the plan. These changes were made in order to provide the Company with adequate means to retain and attract quality directors, officers and key employees through the granting of equity incentives. As of December 31, 2008, the Company had 4.5 million shares available for issuance under the 2008 Stock Incentive Plan and 0.2 million shares available for issuance under the Non-Employee Directors’ Compensation Plan. The Company also had 0.1 million shares available for issuance under its Amended and Restated 2000 Stock Incentive Plan.

15.	EARNINGS PER SHARE

In accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”), basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the Company, diluted earnings per share is computed by dividing net income available to common stockholders as adjusted, by the weighted average number of common shares after considering the additional dilution related to restricted common stock plans, stock options, and warrants.

A reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation is as follows (in thousands, except per share data):

	For the Years Ended December 31,
	2008	2007	2006

NUMERATOR
Basic:
Income from continuing operations	$149,998	$131,001	$102,321
Income from discontinued operations, net of taxes	943	2,372	2,918

Net income	$150,941	$133,373	$105,239

Diluted:
Income from continuing operations	$149,998	$131,001	$102,321
Income from discontinued operations, net of taxes	943	2,372	2,918

Diluted net income	$150,941	$133,373	$105,239

DENOMINATOR
Basic:
Weighted average common shares outstanding	124,464	122,553	119,714

Diluted:
Weighted average common shares outstanding	124,464	122,553	119,714
Effect of dilutive securities:
Stock options and warrants	1,536	2,480	3,018
Restricted stock-based compensation	250	348	326

Weighted average shares and assumed conversions	126,250	125,381	123,058

BASIC EARNINGS PER SHARE:
Income from continuing operations	$1.20	$1.07	$0.86
Income from discontinued operations, net of taxes	0.01	0.02	0.02

Net income	$1.21	$1.09	$0.88

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$1.19	$1.04	$0.84
Income from discontinued operations, net of taxes	0.01	0.02	0.02

Net income	$1.20	$1.06	$0.86

16.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings

General. The nature of the Company’s business results in claims and litigation alleging that it is liable for damages arising from the conduct of its employees, inmates, or others. The nature of such claims include, but is not limited to, claims arising from employee or inmate misconduct, medical malpractice, employment matters, property loss, contractual claims, and personal injury or other damages resulting from contact with the Company’s facilities, personnel or prisoners, including damages arising from a prisoner’s escape or from a disturbance or riot at a facility. The Company maintains insurance to cover many of these claims, which may mitigate the risk that any single claim would have a material effect on the Company’s consolidated financial position, results of operations, or cash flows, provided the claim is one for which coverage is available. The combination of self-insured retentions and deductible amounts means that, in the aggregate, the Company is subject to substantial self-insurance risk.

The Company records litigation reserves related to certain matters for which it is probable that a loss has been incurred and the range of such loss can be estimated. Based upon management’s review of the potential claims and outstanding litigation and based upon management’s experience and history of estimating losses, management believes a loss in excess of amounts already recognized would not be material to the Company’s financial statements. In the opinion of management, there are no pending legal proceedings that would have a material effect on the Company’s consolidated financial position, results of operations, or cash flows. Any receivable for insurance recoveries is recorded separately from the corresponding litigation reserve, and only if recovery is determined to be probable. Adversarial proceedings and litigation are, however, subject to inherent uncertainties, and unfavorable decisions and rulings could occur which could have a material adverse impact on the Company’s consolidated financial position, results of operations, or cash flows for the period in which such decisions or rulings occur, or future periods. Expenses associated with legal proceedings may also fluctuate from quarter to quarter based on changes in the Company’s assumptions, new developments, or by the effectiveness of the Company’s litigation and settlement strategies.

Insurance Contingencies

Each of the Company’s management contracts and the statutes of certain states require the maintenance of insurance. The Company maintains various insurance policies including employee health, workers’ compensation, automobile liability, and general liability insurance. These policies are fixed premium policies with various deductible amounts that are self-funded by the Company. Reserves are provided for estimated incurred claims for which it is probable that a loss has been incurred and the range of such loss can be estimated.

Guarantees

Hardeman County Correctional Facilities Corporation (“HCCFC”) is a nonprofit, mutual benefit corporation organized under the Tennessee Nonprofit Corporation Act to purchase, construct, improve, equip, finance, own and manage a detention facility located in Hardeman County, Tennessee. HCCFC was created as an instrumentality of Hardeman County to implement the County’s incarceration agreement with the state of Tennessee to house certain inmates.

During 1997, HCCFC issued $72.7 million of revenue bonds, which were primarily used for the construction of a 2,016-bed medium security correctional facility. In addition, HCCFC entered into a construction and management agreement with the Company in order to assure the timely and coordinated acquisition, construction, development, marketing and operation of the correctional facility.

HCCFC leases the correctional facility to Hardeman County in exchange for all revenue from the operation of the facility. HCCFC has, in turn, entered into a management agreement with the Company for the correctional facility.

In connection with the issuance of the revenue bonds, the Company is obligated, under a debt service deficit agreement, to pay the trustee of the bond’s trust indenture (the “Trustee”) amounts necessary to pay any debt service deficits consisting of principal and interest requirements (outstanding principal balance of $45.3 million at December 31, 2008 plus future interest payments), if there is any default. In addition, in the event the state of Tennessee, which is currently utilizing the facility to house certain inmates, exercises its option to purchase the correctional facility, the Company is also obligated to pay the difference between principal and interest owed on the bonds on the date set for the redemption of the bonds and amounts paid by the state of Tennessee for the facility plus all other funds on deposit with the Trustee and available for redemption of the bonds. Ownership of the facility reverts to the state of Tennessee in 2017 at no cost. Therefore, the Company does not currently believe the state of Tennessee will exercise its option to purchase the facility. At December 31, 2008, the outstanding principal balance of the bonds exceeded the purchase price option by $12.0 million.

Retirement Plan

All employees of the Company are eligible to participate in the Corrections Corporation of America 401(k) Savings and Retirement Plan (the “Plan”) upon reaching age 18 and completing one year of qualified service. Eligible employees may contribute up to 90% of their eligible compensation subject to IRS limitations. For the years ended December 31, 2008, 2007, and 2006, the Company provided a discretionary matching contribution equal to 100% of the employee’s contributions up to 5% of the employee’s eligible compensation to employees with at least one thousand hours of employment in the plan year, and who were employed by the Company on the last day of the plan year. Employer contributions and investment earnings or losses thereon become vested 20% after two years of service, 40% after three years of service, 80% after four years of service, and 100% after five or more years of service.

During the years ended December 31, 2008, 2007, and 2006, the Company’s discretionary contributions to the Plan, net of forfeitures, were $8.3 million, $8.2 million, and $7.5 million, respectively.

Deferred Compensation Plans

During 2002, the compensation committee of the board of directors approved the Company’s adoption of two non-qualified deferred compensation plans (the “Deferred Compensation Plans”) for non-employee directors and for certain senior executives. The Deferred Compensation Plans are unfunded plans maintained for the purpose of providing the Company’s directors and certain of its senior executives the opportunity to defer a portion of their compensation. Under the terms of the Deferred Compensation Plans, certain senior executives may elect to contribute on a pre-tax basis up to 50% of their base salary and up to 100% of their cash bonus, and non-employee directors may elect to contribute on a pre-tax basis up to 100% of their director retainer and meeting fees. During the years ended December 31, 2008, 2007, and 2006, the Company matched 100% of employee contributions up to 5% of total cash compensation. The Company also contributes a fixed rate of return on balances in the Deferred Compensation Plans, determined at the beginning of each plan year. Matching contributions and investment earnings thereon vest over a three-year period from the date of each contribution. Vesting provisions of the Plan were amended effective January 1, 2005 to conform with the vesting provisions of the Company’s 401(k) Plan for all matching contributions beginning in 2005. Distributions are generally payable no earlier than five years subsequent to the date an individual becomes a participant in the Plan, or upon termination of employment (or the date a director ceases to serve as a director of the Company), at the election of the participant, but not later than the fifteenth day of the month following the month the individual attains age 65.

During 2008, 2007 and 2006, the Company provided a fixed return of 7.5% for each year to participants in the Deferred Compensation Plans. The Company has purchased life insurance policies on the lives of certain employees of the Company, which are intended to fund distributions from the Deferred Compensation Plans. The Company is the sole beneficiary of such policies. At the inception of the Deferred Compensation Plans, the Company established an irrevocable Rabbi Trust to secure the plans’ obligations. However, assets in the Deferred Compensation Plans are subject to creditor claims in the event of bankruptcy. During 2008, 2007 and 2006, the Company recorded $385,000, $365,000 and $256,000, respectively, of matching contributions as general and administrative expense associated with the Deferred Compensation Plans. As of December 31, 2008 and 2007, the Company’s liability related to the Deferred Compensation Plans was $7.0 million and $5.1 million, respectively, which was reflected in accounts payable and accrued expenses and other liabilities in the accompanying balance sheets.

Employment and Severance Agreements

The Company currently has employment agreements with several of its executive officers, which provide for the payment of certain severance amounts upon termination of employment under certain circumstances or a change of control, as defined in the agreements.

17.	SEGMENT REPORTING

As of December 31, 2008, the Company owned and managed 43 correctional and detention facilities, and managed 22 correctional and detention facilities it does not own. Management views the Company’s operating results in two reportable segments: owned and managed correctional and detention facilities and managed-only correctional and detention facilities. The accounting policies of the reportable segments are the same as those described in Note 2. Owned and managed facilities include the operating results of those facilities owned and managed by the Company. Managed-only facilities include the operating results of those facilities owned by a third party and managed by the Company. The Company measures the operating performance of each facility within the above two reportable segments, without differentiation, based on facility contribution. The Company defines facility contribution as a facility’s operating income or loss from operations before interest, taxes, goodwill impairment, depreciation and amortization. Since each of the Company’s facilities within the two reportable segments exhibit similar economic characteristics, provide similar services to governmental agencies, and operate under a similar set of operating procedures and regulatory guidelines, the facilities within the identified segments have been aggregated and reported as one reportable segment.

The revenue and facility contribution for the reportable segments and a reconciliation to the Company’s operating income is as follows for the three years ended December 31, 2008, 2007, and 2006 (in thousands):

	For the Years Ended December 31,
	2008	2007	2006

Revenue:
Owned and managed	$1,229,339	$1,091,233	$953,910
Managed-only	345,248	333,127	318,017

Total management revenue	1,574,587	1,424,360	1,271,927

Operating expenses:
Owned and managed	798,147	718,155	646,467
Managed-only	295,126	284,534	270,290

Total operating expenses	1,093,273	1,002,689	916,757

Facility contribution:
Owned and managed	431,192	373,078	307,443
Managed-only	50,122	48,593	47,727

Total facility contribution	481,314	421,671	355,170

Other revenue (expense):
Rental and other revenue	9,582	17,865	17,588
Other operating expense	(19,406)	(22,351)	(20,734)
General and administrative expense	(80,308)	(74,399)	(63,593)
Depreciation and amortization	(90,555)	(78,396)	(67,150)
Goodwill impairment	—	(554)	—

Operating income	$300,627	$263,836	$221,281

The following table summarizes capital expenditures for the reportable segments for the years ended December 31, 2008, 2007, and 2006 (in thousands):

	For the Years Ended December 31,
	2008	2007	2006
Capital expenditures:
Owned and managed	$465,235	$344,287	$126,819
Managed-only	4,508	10,771	19,539
Corporate and other	12,239	17,838	19,656
Discontinued operations	231	266	397

Total capital expenditures	$482,213	$373,162	$166,411

The assets for the reportable segments are as follows (in thousands):

	December 31,
	2008	2007
Assets:
Owned and managed	$2,582,485	$2,161,332
Managed-only	113,092	114,043
Corporate and other	172,102	202,011
Discontinued operations	3,695	8,354

Total assets	$2,871,374	$2,485,740

18.	SUBSEQUENT EVENTS

During February 2009, the Company issued 319,896 shares of restricted common stock and common stock units to certain of the Company’s employees, with an aggregate value of $3.4 million. Unless earlier vested under the terms of the restricted stock unit agreement, 187,006 restricted stock units were issued to officers and executive officers and are subject to vesting over a three year period based upon satisfaction of certain performance criteria for the fiscal years ending December 31, 2009, 2010 and 2011. No more than one third of such restricted stock units may vest in the first performance period; however, the performance criteria are cumulative for the three year period. Any restricted stock units that become vested will be settled in shares of the Company’s common stock. Unless earlier vested under the terms of the restricted stock agreements, 132,890 shares of restricted stock issued to certain other employees of the Company vest during 2012.

19.	SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Selected quarterly financial information for each of the quarters in the years ended December 31, 2008 and 2007 is as follows (in thousands, except per share data):

	March 31,	June 30,	September 30,	December 31,
	2008	2008	2008	2008

Revenue (1)	$379,411	$390,348	$403,757	$410,653
Operating income (1)	69,650	74,035	74,397	82,545
Income from discontinued operations, net of taxes (1)	522	259	129	33
Net income	34,998	37,527	37,891	40,525

Basic earnings per share:
Net income	$0.28	$0.30	$0.30	$0.32

Diluted earnings per share:
Net income	$0.28	$0.30	$0.30	$0.32

(1)	The amounts presented for the first three quarters of 2008 are not equal to the same amounts previously reported in Form 10-Q for each period as a result of discontinued operations. Below is reconciliation to the amounts previously reported in Form 10-Q:

	March 31,	June 30,	September 30,
	2008	2008	2008

Total revenue previously reported	$388,360	$399,616	$411,885
Discontinued operations	(8,949)	(9,268)	(8,128)

Revised total revenue	$379,411	$390,348	$403,757

Operating income previously reported	$70,101	$74,436	$74,856
Discontinued operations	(451)	(401)	(459)

Revised operating income	$69,650	$74,035	$74,397

Income (loss) from discontinued operations, net of taxes	$241	$—	$(200)
Additional discontinued operations subsequent to the respective reporting period	281	259	329

Revised income from discontinued operations, net of taxes	$522	$259	$129

	March 31,	June 30,	September 30,	December 31,
	2007	2007	2007	2007

Revenue (2)	$341,803	$353,288	$369,883	$377,251
Operating income (2)	65,267	64,451	65,067	69,051
Income from discontinued operations, net of taxes (2)	579	830	900	63
Net income	32,570	32,602	33,255	34,946

Basic earnings per share:
Net income	$0.27	$0.27	$0.27	$0.28

Diluted earnings per share:
Net income	$0.26	$0.26	$0.26	$0.28

(2)	The amounts presented for the four quarters of 2007 are not equal to the same amounts previously reported in the respective reports on Form 10-Q and Form 10-K for each period as a result of discontinued operations. Below is reconciliation to the amounts previously reported:

	March 31,	June 30,	September 30,	December 31,
	2007	2007	2007	2007

Total revenue previously reported	$350,536	$362,770	$378,256	$386,384
Discontinued operations	(8,733)	(9,482)	(8,373)	(9,133)

Revised total revenue	$341,803	$353,288	$369,883	$377,251

Operating income previously reported	$65,863	$65,786	$66,370	$68,794
Discontinued operations	(596)	(1,335)	(1,303)	257

Revised operating income	$65,267	$64,451	$65,067	$69,051

Income from discontinued operations, net of taxes	$208	$—	$104	$226
Additional discontinued operations subsequent to the respective reporting period	371	830	796	(163)

Revised income from discontinued operations, net of taxes	$579	$830	$900	$63

ITEM 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
The following exhibit is filed as part of this Current Report:

Exhibit Number	Description of Exhibit

23.1	Consent of Ernst & Young LLP.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the undersigned registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2009	CORRECTIONS CORPORTION OF AMERICA
	By:	/s/ Todd J Mullenger
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description of Exhibit

23.1	Consent of Ernst & Young LLP